                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                                    KEYCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                 [KeyCorp Logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                                                  April 11, 2003

DEAR SHAREHOLDER:

     You are cordially invited to attend the 2003 Annual Meeting of Shareholders of KeyCorp which will be held at The Dean White Auditorium, Indiana State Museum, 650 W. Washington Street, Indianapolis, Indiana, on Thursday, May 22, 2003, at 9:00 a.m., local time.

     All holders of record of KeyCorp Common Shares as of March 25, 2003, are entitled to vote at the 2003 Annual Meeting.

     As described in the accompanying Notice and Proxy Statement, you will be asked to elect five directors for three-year terms expiring in 2006, to consider proposals to approve the KeyCorp Amended and Restated Discounted Stock Purchase Plan, the KeyCorp Deferred Equity Allocation Plan, and the KeyCorp Directors' Deferred Share Plan, and to ratify the appointment of Ernst & Young LLP as independent auditors for 2003.

     KeyCorp's Annual Report for the year ended December 31, 2002, is enclosed.

     Your proxy card is enclosed. You can vote your shares by telephone, the internet, or by mailing your signed proxy card in the return envelope. Specific instructions for voting by telephone or the internet are attached to the proxy card.

                                             Sincerely,

                                             /s/ Henry L. Meyer III
                                             HENRY L. MEYER III
                                               Chairman of the Board

                                 [KeyCorp Logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 2003

     The 2003 Annual Meeting of Shareholders of KeyCorp will be held at The Dean White Auditorium, Indiana State Museum, 650 W. Washington Street, Indianapolis, Indiana, on May 22, 2003, at 9:00 a.m., local time, for the following purposes:

          1. To elect five directors to serve for terms expiring in 2006;

          2. To approve the KeyCorp Amended and Restated Discounted Stock Purchase Plan;

          3. To approve the KeyCorp Deferred Equity Allocation Plan;

          4. To approve the KeyCorp Directors' Deferred Share Plan;

          5. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2003; and

          6. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Only holders of KeyCorp Common Shares of record as of the close of business on March 25, 2003, have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

                                             By Order of the Board of Directors

                                             /s/ Thomas C. Stevens
                                             THOMAS C. STEVENS
                                               Secretary
April 11, 2003
                            ------------------------

     YOUR VOTE IS IMPORTANT. YOU CAN VOTE YOUR SHARES BY TELEPHONE, THE INTERNET, OR BY MAILING YOUR SIGNED PROXY CARD IN THE RETURN ENVELOPE ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET ARE ATTACHED TO THE PROXY CARD.

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
NOTICE OF ANNUAL MEETING
PROXY STATEMENT.............................................      1
ISSUE ONE -- Election of Directors..........................      1
  Nominees for Terms Expiring in 2006.......................      2
  Continuing Directors Whose Terms Expire in 2004...........      3
  Continuing Directors Whose Terms Expire in 2005...........      5
  The Board of Directors and Its Committees.................      7
  Corporate Governance Guidelines...........................      9
  Presiding Director........................................      13
  Director Independence.....................................      13
ISSUE TWO -- Approval of KeyCorp Amended and Restated
  Discounted Stock Purchase Plan............................      14
ISSUE THREE -- Approval of KeyCorp Deferred Equity
  Allocation Plan...........................................      18
ISSUE FOUR -- Approval of KeyCorp Directors' Deferred Share
  Plan......................................................      22
ISSUE FIVE -- Independent Auditors..........................      26
Executive Officers..........................................      26
Compensation of Executive Officers..........................      28
Employment and Change of Control Agreements.................      32
Equity Compensation Plan Information........................      36
Compensation Committee Report on Executive Compensation.....      39
KeyCorp Stock Price Performance.............................      45
Share Ownership and Phantom Stock Units.....................      46
Section 16(a) Beneficial Ownership Reporting Compliance.....      47
Audit Matters...............................................      47
Shareholder Proposals for the Year 2004.....................      50
Householding Information....................................      50
General.....................................................      51
Audit Committee Charter.....................................  Appendix A
Text of KeyCorp Amended and Restated Discounted Stock
  Purchase Plan.............................................  Appendix B
Text of KeyCorp Deferred Equity Allocation Plan.............  Appendix C
Text of KeyCorp Directors' Deferred Share Plan..............  Appendix D
Audit Committee Policy Statement on Independent Auditing
  Firm's Services and Related Fees..........................  Appendix E

                                 [KeyCorp Logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                PROXY STATEMENT

     This Proxy Statement is furnished commencing on or about April 11, 2003, in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 2003 Annual Meeting of Shareholders on May 22, 2003, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 25, 2003, are entitled to vote. On that date there were 423,348,966 KeyCorp Common Shares outstanding and entitled to vote at the meeting, and each such share is entitled to one vote on each matter to be considered. At the meeting, a majority of the outstanding KeyCorp Common Shares shall constitute a quorum.

                                   ISSUE ONE

                             ELECTION OF DIRECTORS

     In accordance with KeyCorp's Regulations, the Board of Directors of KeyCorp (also sometimes referred to herein as the "Board") has been established at 16 members, divided into two classes of five members and one class of six members. The terms of these classes as of the 2003 Annual Meeting will expire in 2004, 2005, and 2006, respectively. Five nominees for directors for terms expiring in 2006 are listed below. All properly appointed proxies will be voted for these nominees unless contrary specifications are properly made, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees are current members of the Board. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. At the election of directors, the properly nominated candidates receiving the greatest number of votes shall be elected.

     Pursuant to rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), the following information lists, as to nominees for director and directors whose terms of office will continue after the 2003 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, and directorships in registered investment companies or companies having securities which are registered pursuant to, or which are subject to certain provisions of, the Exchange Act. The information provided is as of January 1, 2003 unless otherwise indicated. KeyCorp was formed as a result of the merger on March 1, 1994 of the former KeyCorp, a New York corporation ("Old Key"), into Society Corporation, an Ohio corporation ("Society"), whereupon Society changed its name to KeyCorp. In the case of nominees or continuing directors who were directors of Old Key, the year in which such individual became a director of Old Key is also included in the following information. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.

                      NOMINEES FOR TERMS EXPIRING IN 2006


                           WILLIAM G. BARES
                                Since January 10, 2003, Chairman and Chief Executive
   [WILLIAM G. BARES            Officer, The Lubrizol Corporation (high performance
        PHOTO]                  fluid technologies company). Previously, Chairman,
                                President, and Chief Executive Officer, The Lubrizol
                                Corporation. Age 61. KeyCorp director since 1987.
                                Director, The Lubrizol Corporation, Applied Industrial
                                Technologies, Inc., and Oglebay Norton Company.

                           DR. CAROL A. CARTWRIGHT
                                President, Kent State University (state university).
     [DR. CAROL A.              Age 61. KeyCorp director since 1997. Director, The
   CARTWRIGHT PHOTO]            Davey Tree Expert Co., FirstEnergy Corp., and PolyOne
                                Corporation.

                           HENRY S. HEMINGWAY
                                President, Hemingway Enterprises, Inc. (holding
  [HENRY S. HEMINGWAY           company); President, Town & Country Life Insurance
        PHOTO]                  Company, a subsidiary of Hemingway Enterprises, Inc.
                                Age 49. KeyCorp director since 1994 (Old Key director
                                since 1987).


                           STEVEN A. MINTER
                                President and Executive Director, The Cleveland
   [STEVEN A. MINTER            Foundation (philanthropic foundation). Age 64. KeyCorp
        PHOTO]                  director since 1987. Director, Dominion Resources, Inc.
                                and Goodyear Tire and Rubber Company.

                           THOMAS C. STEVENS
                                Since 2001, Vice Chairman, Chief Administrative
  [THOMAS C. STEVENS            Officer, and Secretary, KeyCorp. Previously, Senior
        PHOTO]                  Executive Vice President, General Counsel, and
                                Secretary (1997-2001), KeyCorp. Age 53. KeyCorp
                                director since 2001.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2004


                           CECIL D. ANDRUS
                                Since 1995, Chairman, Andrus Center for Public
[CECIL D. ANDRUS PHOTO]         Policy-Boise State University (non-profit educational
                                center). Previously, Governor, State of Idaho. Age 71.
                                KeyCorp director since 1996. Director, Albertson's,
                                Inc., Coeur d'Alene Mines Corp., and Rentrak
                                Corporation.

                           ALEXANDER M. CUTLER
                                Since 2000, Chairman and Chief Executive Officer, Eaton
 [ALEXANDER M. CUTLER           Corporation (diversified manufacturing company).
        PHOTO]                  Previously, President and Chief Operating Officer,
                                Eaton Corporation. Age 51. KeyCorp director since 2000.
                                Director, Eaton Corporation and Axcelis Technologies
                                Inc.

                           DOUGLAS J. McGREGOR
                                Since 1998, Principal, C.A.M. Investments (financial
 [DOUGLAS J. McGREGOR           investor) and, since 1998, Retired Chairman and Chief
        PHOTO]                  Executive Officer, M.A. Hanna Company (specialty
                                chemicals). Previously, (2000-2002), President and
                                Chief Operating Officer, Burlington Industries, Inc.
                                (textile company that filed for reorganization in
                                federal bankruptcy court in November 2001 and which
                                proceedings are still pending) and Chairman and Chief
                                Executive Officer (1997-1998), M.A. Hanna Company. Age
                                61. KeyCorp director since 1995. Director, Vulcan
                                Materials Company.

                           EDUARDO R. MENASCE
                                Since 2000, President of Enterprise Solutions Group of
  [EDUARDO R MENASCE            Verizon Communications, Inc. (telecommunications).
        PHOTO]                  Previously, Chairman and Chief Executive Officer, CTI
                                Movil (telecommunications). Age 57. KeyCorp director
                                since 2002. Director, Pitney Bowes Inc.

                           HENRY L. MEYER III
                                Since 2001, Chairman, President, and Chief Executive
  [HENRY L. MEYER III           Officer, KeyCorp. Previously, President and Chief
        PHOTO]                  Operating Officer (1997-2001), KeyCorp. Age 53. KeyCorp
                                director since 1996. Director, Lincoln Electric
                                Holdings, Inc.


                           PETER G. TEN EYCK, II
                                President, Indian Ladder Farms (commercial orchard).
[PETER G. TEN EYCK, II          Age 64. KeyCorp director since 1994 (Old Key director
        PHOTO]                  since 1979).

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2005


                           EDWARD P. CAMPBELL
                                Since 1997, President and Chief Executive Officer,
  [EDWARD P. CAMPBELL           Nordson Corporation (capital equipment). Age 53.
        PHOTO]                  KeyCorp director since 1999. Director, Nordson
                                Corporation and OMNOVA Solutions, Inc.

                           CHARLES R. HOGAN
                                President and Chief Executive Officer, Citation
   [CHARLES R. HOGAN            Management Group (real estate developments and asset
        PHOTO]                  management for commercial and residential properties).
                                Age 65. KeyCorp director since 1994 (Old Key director
                                since 1993).

                           DR. SHIRLEY A. JACKSON
                                Since 1999, President, Rensselaer Polytechnic Institute
[DR. SHIRLEY A.JACKSON          (private university). Previously, Chairman (1995-1999),
        PHOTO]                  United States Nuclear Regulatory Commission. Age 56.
                                KeyCorp director since 2002. Director, AT&T Corp.,
                                FedEx Corporation, Marathon Oil Corporation, Medtronic,
                                Inc., Public Service Enterprise Group Incorporated,
                                Sealed Air Corporation, and United States Steel
                                Corporation.

                           BILL R. SANFORD
                                Chairman, SYMARK LLC (technology commercialization and
[BILL R. SANFORD PHOTO]         business development) and Executive Founder and Retired
                                Chairman, President, and Chief Executive Officer,
                                STERIS Corporation (infection and contamination preven-
                                tion systems, products and services). Age 58. KeyCorp
                                director since 1999. Director, Wilson Greatbatch
                                Technologies, Inc.


                           DENNIS W. SULLIVAN
                                Executive Vice President, Parker Hannifin Corporation
  [DENNIS W. SULLIVAN           (industrial and aerospace motion control components and
        PHOTO]                  systems). Age 64. KeyCorp director since 1993.
                                Director, Parker Hannifin Corporation and Ferro
                                Corporation.

     One or more of KeyCorp's directors serve on boards or advisory boards of KeyCorp subsidiaries or affiliates and receive standard fees for such service. Some of KeyCorp's executive officers and directors were customers of one or more of KeyCorp's subsidiary banks or other subsidiaries during 2002 and had transactions with such banks or other subsidiaries in the ordinary course of business. In addition, some of the directors are officers of, or have a relationship with, corporations or are members of partnerships that were customers of such banks or other subsidiaries during 2002 and had transactions with such banks or other subsidiaries in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 2003.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Board of Directors. During the year ended December 31, 2002, there were six meetings of KeyCorp's Board of Directors. Each continuing member of KeyCorp's Board attended at least 75% of the aggregate of the meetings held by KeyCorp's Board of Directors and the meetings held by the committees of the Board on which such member served during 2002.

     KeyCorp's Board of Directors currently exercises certain of its powers through its Audit, Compensation, Executive, Finance and Risk Management, and Nominating and Corporate Governance Committees. The Charters of all Committees are posted on KeyCorp's website: www.key.com/ir.

     Audit Committee. Messrs. Campbell (Chair), Menasce, Sanford, and Ten Eyck are the current members of the Audit Committee (formerly known as the Audit and Risk Review Committee). The functions of this Committee generally include matters such as oversight review of the financial information provided to KeyCorp's shareholders, appointment of KeyCorp's independent auditors, review of fees and services of the independent auditors, oversight review of the material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit committee of KeyCorp's banking subsidiaries, oversight review of risk management policies and procedures including primary oversight of audit, financial reporting, compliance, and legal matters, and supervision and direction of any special projects or investigations deemed necessary. KeyCorp's Audit Committee met nine times in 2002. A copy of the Committee Charter is attached as Appendix A.

     Compensation Committee. Dr. Cartwright and Messrs. Andrus, Bares, Cutler (Chair) and Sullivan are the current members of KeyCorp's Compensation Committee (formerly known as the Compensation and Organization Committee). The functions of this Committee generally include matters such as review and approval of KeyCorp's salary administration programs, determination of the compensation and terms of employment of senior management, determination of participants and awards under executive incentive compensation plans and supplemental compensation plans, approval of (or amendments to) employee and officer retirement, compensation and benefit plans, review of organization structure and staffing, and review of management structure, development, and succession planning. KeyCorp's Compensation Committee met eight times in 2002.

     Executive Committee. Dr. Cartwright and Messrs. Hogan, Meyer (Chair), Sanford, Stevens, Sullivan, and Ten Eyck are the current members of KeyCorp's Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. The Executive Committee did not meet in 2002.

     Finance and Risk Management Committee. Dr. Jackson and Messrs. Hogan, McGregor (Chair), Minter, and Stevens are the current members of KeyCorp's Finance and Risk Management Committee (formerly known as the Finance Committee). The functions of the Finance and Risk Management Committee generally include matters such as the oversight review of KeyCorp's capital structure and capital management strategies, the exercise of the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and equity securities, the making of recommendations to the Board of Directors with respect to KeyCorp's dividend policy, the oversight review of KeyCorp's asset/liability management policies and strategies, the oversight review of compliance with regulatory capital requirements of KeyCorp and its bank subsidiaries, the oversight review of KeyCorp's capital expenditure process and KeyCorp's portfolio of "Corporate-Owned Life Insurance," and oversight review of risk management matters relating to credit risk, market risk, interest rate risk, liquidity risk, and information security and fraud risk. The Finance and Risk Management Committee met six times in 2002.

     Nominating and Corporate Governance Committee. Dr. Jackson and Messrs. Andrus, Bares (Chair), Cutler, and McGregor are members of KeyCorp's Nominating and Corporate Governance Committee. The functions of the Committee include matters such as oversight of board corporate governance matters generally and review and recommendation of director compensation plans. The Nominating and Corporate Governance Committee was formed in January 2003 and therefore did not meet in 2002.

     The Nominating and Corporate Governance Committee identifies and reviews the qualifications of prospective directors and recommends to the Board candidates for election as directors. Nominations for the election of directors by KeyCorp's Board of Directors may only be made by the affirmative vote of a majority of the directors then in office. The Committee will consider shareholder suggestions concerning qualified candidates for election as directors that are forwarded to such Committee. Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including, (a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at such meeting and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons).

     Director Compensation. Directors (other than Messrs. Meyer and Stevens who receive no director fees) receive fees consisting of a $35,000 annual retainer, payable in quarterly installments, and $1,500 for attendance at each Board or committee meeting. Outside directors who serve as committee chairpersons receive additional compensation of $2,500 per quarter.

     Under KeyCorp's Directors' Stock Option Plan (the "Directors' Plan"), each of the non-employee directors is automatically granted, on an annual basis, options to purchase KeyCorp Common Shares. The option awarded to each director in 2002 covered 8,200 KeyCorp Common Shares. The annual option grant to each director has a value (determined on a formula basis) on the grant date equal to
2.75 times the annual cash retainer payable to a director. Messrs. Meyer and Stevens were not eligible to participate in the Directors' Plan during 2002 because they were employees of KeyCorp. All options granted under the Directors' Plan are non-qualified stock options. Options expire ten years after grant. The purchase price of the option shares is equal to their fair market value on the date of grant and may be paid in cash or by the surrender of previously acquired KeyCorp Common Shares.

     The Board of Directors will terminate the Directors' Plan and no options will be granted in 2003 if the shareholders approve the Directors' Deferred Share Plan, as recommended by the Board. The Plan and its recommended approval are discussed on pages 22-25 of this Proxy Statement.

     Under the KeyCorp Director Deferred Compensation Plan, directors are given the opportunity to defer payment of cash director fees for future distribution. All such deferred payments are invested in either an interest bearing account (at an interest rate equal to 1/2% higher than the effective annual yield of the Moody's Average Corporate Bond Yield Index) or a KeyCorp Common Shares account (in which the directors' deferred compensation is invested on a bookkeeping basis in "phantom" KeyCorp Common Shares which are accrued quarterly but cannot be voted or transferred during the deferral period). Distributions to the directors under the Director Deferred Compensation Plan in respect to the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp Common Shares.

                        CORPORATE GOVERNANCE GUIDELINES

     The Board of Directors has established and follows a corporate governance program and has assigned the Nominating and Corporate Governance Committee responsibility for the program. Following are KeyCorp's Corporate Governance Guidelines as adopted by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

     I. DIRECTOR RESPONSIBILITY

     Members of the Board of Directors are expected to exercise their business judgment to act in what they believe to be in the best interests of KeyCorp. In discharging this responsibility, Board members are entitled to rely on the honesty and integrity of KeyCorp's senior officers and outside advisors and consultants. Board members are expected to attend Board meetings and meetings of committees upon which they serve and to review materials distributed in advance of meetings.

     II. BOARD OF DIRECTORS SELF ASSESSMENT

     The Board conducts an annual self-assessment process of the Board under the auspices of the Nominating and Corporate Governance Committee through self-assessment questionnaires to all Board members. The results of the director self-assessment questionnaires are reviewed by the Board and changes in KeyCorp's corporate governance process are based on the results of the Board's review and analysis of the self-assessment questionnaires. Pursuant to the self-assessment process, the Board reviews, among other matters, agenda items, meeting presentations, advance distribution of agendas and materials for Board meetings, interim communications to directors, and access to and communications with senior management.

     III. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

     The outside directors meet in executive session without inside directors or executive management present. The Chair of the Nominating and Corporate Governance Committee presides over these executive sessions.

     IV. BOARD COMPOSITION

     Not more than three directors will be "inside" directors (i.e., directors who are at the time also officers of the Corporation). A retired Chief Executive Officer of KeyCorp shall no longer serve on the Board after he or she ceases to hold such office, except for a short (approximately 6 months or less) interim transition period in which such person may serve as Chairman of the Board after ceasing to be Chief Executive Officer.

     V. DIRECTOR INDEPENDENCE

     The Board has adopted standards for determining "independence" of directors and determined that at least two-thirds of the Corporation's directors and all members of the Board committees performing the audit, compensation, corporate governance, and nominating functions must meet these independence standards. The standards for determining independence of directors [are discussed on page 13 of this Proxy Statement]. In addition, members of the Audit Committee are not permitted to receive any compensation from KeyCorp other than the compensation described in Section IX below.

     VI. DIRECTOR LEGAL OR CONSULTING FEES

     The Board has determined that in the event that a director or a firm affiliated with a director performs legal, consulting or other advisory services for KeyCorp, the amount of fees for such legal, consulting or advisory services payable to such director and such director's affiliated firm in any calendar year shall not exceed $50,000 in the aggregate unless the Audit Committee otherwise approves.

     VII. DIRECTOR RETIREMENT

     The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. Under the policy, a director is also requested to submit his or her resignation from the Board to the Nominating and Corporate Governance Committee in the event that the director retires from or otherwise leaves his or her principal occupation or employment. The Nominating and Corporate Governance Committee can choose to accept or reject the resignation.

     VIII. DIRECTOR RECRUITMENT

     The Board has adopted a formal policy delineating director recruitment guidelines to be followed by the Board in identifying and recruiting director nominees for Board membership. The policy guidelines are designed to help insure that KeyCorp is able to attract outstanding persons as director nominees to the Board.

     IX. DIRECTOR COMPENSATION

     The Board has determined that approximately 50% (in value) of the Board's compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. In addition, each year the Board reviews the cash component of its compensation which is in the form of director fees.

     X. REPRICING OPTIONS

     The Board has determined that KeyCorp will not reprice options.

     XI. ONE YEAR HOLDING OF OPTION SHARES

     The Compensation Committee has adopted a policy that stock options granted to the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer and all other Section 16 executives of KeyCorp will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive's stock ownership meets KeyCorp's stock ownership guidelines. The policy applies to all options granted to such officers from and after the policy's adoption.

     XII. STOCK OWNERSHIP GUIDELINES

     KeyCorp has adopted stock ownership guidelines for KeyCorp's senior executives which specify that the Chief Executive Officer should own KeyCorp Common Shares with a value equal to at least six times salary, that all direct reports to the Chief Executive Officer should own KeyCorp Common Shares with a value equal to at least four times their respective salary, and other senior executives who are on KeyCorp's Executive Council and participate in KeyCorp's long term incentive plan should own KeyCorp Common Shares with a value at least equal to two times their respective salary. Newly hired executives and executives whose stock ownership did not meet the most recent guidelines at the time of adoption have a reasonable period to achieve the specified level of ownership. For purposes of these guidelines, Common Shares include actual shares, restricted shares and phantom stock units.

     XIII. EXTENSIONS OF CREDIT COLLATERALIZED BY KEYCORP STOCK

     The Board has determined that neither KeyCorp nor its subsidiaries will extend to any director or executive officer covered by KeyCorp's stock ownership guidelines credit collateralized by KeyCorp stock.

     XIV. FORMAL EVALUATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee conducts an annual evaluation of the Chief Executive Officer which includes soliciting input from the full Board. The results of the annual evaluation are discussed with the Board as a whole in executive session.

     XV. ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

     Board members have complete access to KeyCorp's management. If the Board member feels that it would be appropriate, the member is asked to inform the Chief Executive Officer of his or her contact with the officer in question. Members of senior management normally attend portions of each Board meeting. The Board may, when appropriate, obtain advice and assistance from outside advisors and consultants.

     XVI. SUCCESSION PLANNING/MANAGEMENT DEVELOPMENT

     The Chief Executive Officer presents an annual report to the Compensation Committee on succession planning and KeyCorp's program for management development. The Compensation Committee in turn reviews these discussions with the Board as a whole.

     XVII. CORPORATE GOVERNANCE FEEDBACK

     The Board encourages management to meet periodically with significant investors to discuss KeyCorp's corporate governance practices. Management reports the results of the meetings to the Nominating and Corporate Governance Committee in order that the Board can more readily consider the views of significant investors when the Board shapes its corporate governance practices.

     XVIII. COMMITTEE STRUCTURE

     The Board exercises certain of its powers through its Audit, Compensation, Nominating and Corporate Governance, Executive, and Finance and Risk Management Committees. Each Committee has a Charter that defines the scope of its duties and responsibilities. Each Committee reviews its Charter annually and recommends its approval to the full Board which in turn approves the Charter. The Audit, Compensation, and Nominating and Corporate Governance Committees are comprised of only independent directors. Each Board member sits on at least one Committee. The frequency, length and agendas of Committee meetings are determined by the Committee Chair in consultation with Committee members and appropriate members of senior management. The Committee Chair reports to the full Board on the matters undertaken at each Committee meeting. The Audit, Compensation, and Nominating and Corporate Governance Committees (which consist solely of independent directors) have a practice of meeting in executive session for a portion of regularly scheduled, full Committee meetings.

     XIX. DIRECTOR ORIENTATION AND CONTINUING EDUCATION

     A new director orientation is conducted for all new directors. The orientation consists of meetings with the Chief Executive Officer, Vice Chairman, and other members of senior management including the senior officer who acts as the liaison for the committee(s) upon which the new director will serve. The Board is updated from time to time as appropriate on selected corporate governance matters and other Board matters by outside legal and other experts.

                               PRESIDING DIRECTOR

     Under Section III of the KeyCorp Corporate Governance Guidelines, the Board of Directors has selected the Chair of the Nominating and Corporate Governance Committee to preside over the executive sessions of the outside directors of the Board. KeyCorp has established procedures to permit confidential, anonymous (if desired) submissions to the presiding director of concerns regarding KeyCorp. Interested parties may make their comments and views about KeyCorp known to the outside directors by directly contacting the presiding director by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Presiding Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and marked "Confidential."

                             DIRECTOR INDEPENDENCE

     As part of its Corporate Governance Guidelines, the Board has adopted categorical standards to determine Director independence. The specific standards are set forth on KeyCorp's website: www.key.com/ir. Generally, under these standards, a director is not independent:

     1) if he or she or an immediate family member has been employed by KeyCorp within the past five years (former employee);

     2) if he or she or an immediate family member has been affiliated with or employed by KeyCorp's independent auditors within the past five years (former auditor);

     3) if he or she or an immediate family member is employed by a company upon whose Board an executive officer of KeyCorp serves (interlocking director);

     4) if he or she is affiliated with a firm that is an attorney, investment advisor, or consultant to KeyCorp (attorney, investment banker, or consultant);

     5) if he or she is affiliated with a significant customer or supplier of KeyCorp. An entity is a significant customer of KeyCorp if KeyCorp's annual revenues attributable to the customer exceed 1% of KeyCorp's total annual revenues. Likewise, an entity is a significant supplier of KeyCorp if the amount paid to the supplier by KeyCorp exceeds the lesser of 1% of KeyCorp's total non-interest expense or 1% of the supplier's annual revenue (significant customer or supplier);

     6) if he or she is employed as an executive officer of a not-for-profit entity that receives significant contributions from KeyCorp. An entity will be deemed to have received significant contributions from KeyCorp if KeyCorp's contribution to the entity exceeds the lesser of 1% of KeyCorp's annual contributions or 1% of the entity's annual revenues (significant charitable contribution recipient); or

     7) if he or she is or is affiliated with an entity that has a loan from KeyCorp which a) was not made in the ordinary course of business by a KeyCorp subsidiary, b) was not made on the same terms as comparable transactions with other persons, c) involved when made more than the normal risk of collectibility, or d) is characterized as criticized or classified by the KeyCorp subsidiary (non-independent borrower).

                                   ISSUE TWO

                              APPROVAL OF KEYCORP
              AMENDED AND RESTATED DISCOUNTED STOCK PURCHASE PLAN

GENERAL

     At the 2003 Annual Meeting, the shareholders will be asked to approve the Amended and Restated KeyCorp Discounted Stock Purchase Plan (the "Amended and Restated Stock Purchase Plan"). The Amended and Restated Stock Purchase Plan incorporates amendments to increase the number of shares available to be purchased under, and make certain other changes in, the existing KeyCorp Discounted Stock Purchase Plan (the "Amendments"). The KeyCorp Board of Directors adopted the Amended and Restated Stock Purchase Plan, subject to shareholder approval, on March 13, 2003.

     The Amended and Restated Stock Purchase Plan, and the KeyCorp Discounted Stock Purchase Plan as it now exists, are designed to provide employees of KeyCorp and its subsidiaries with an opportunity to purchase KeyCorp Common Shares and the rights related to Common Shares through payroll deductions and optional cash payments at a discounted price. KeyCorp believes the Amended and Restated Stock Purchase Plan aligns employee and shareholder interests by providing an incentive to eligible employees to increase KeyCorp Common Share ownership.

SUMMARY OF THE AMENDMENTS

     The Amendments increase the number of KeyCorp Common Shares that may be issued under the Amended and Restated Stock Purchase Plan by 2,000,000 shares. Currently, there are approximately 672,000 shares remaining available for purchase under the KeyCorp Discounted Stock Purchase Plan. The Amendments increase the total number of shares that may be purchased under the Amended and Restated Stock Purchase Plan to 4,000,000, subject to adjustment to reflect any change in KeyCorp's outstanding shares by reason of a merger, consolidation, reorganization or other corporate transaction or by reason of a stock dividend, stock split, or other capital adjustment.

     The full text of the Amended and Restated Stock Purchase Plan is set forth in Appendix B to this Proxy Statement, and the above summary is qualified in its entirety by reference to Appendix B.

SUMMARY OF THE AMENDED AND RESTATED STOCK PURCHASE PLAN

     Operation of the Plan. An employee may elect to have a portion of his or her base pay withheld for purposes of purchasing KeyCorp Common Shares under the Amended and Restated Stock Purchase Plan. An employee that participates in the Amended and Restated Stock Purchase Plan through payroll deductions may also elect to purchase KeyCorp Common Shares through optional cash payments. The Amended and Restated Stock Purchase Plan provides eligible KeyCorp employees (as described below) the right to purchase, on a monthly basis, KeyCorp Common Shares at a 10% discount. The purchases are made on the monthly "investment date," which is either the date on which KeyCorp pays a dividend or, if no dividend is paid in the month, on the fifteenth day of the month. If such date is a Saturday, Sunday or legal holiday, then the monthly investment day will be the preceding business day.

     Payroll deductions will be retained by the "employee service unit" until the end of each calendar month. KeyCorp Common Shares sold to employees either will be purchased from KeyCorp or on the open market. If the shares are purchased from KeyCorp, the funds from payroll deductions will be invested on the investment date of the following month. If the shares are purchased from sources other than KeyCorp, the payroll deductions will be forwarded to the purchasing agent and will be invested as soon as practicable beginning on the investment date of the month following the month in which the payroll deduction was made, and must in all cases be invested within 35 days of the date on which the plan administrator receives the funds.

     For purchases relating to optional cash payments, if the KeyCorp Common Shares are purchased from KeyCorp, such purchases will be made on the first investment date following receipt by the plan administrator of such payment. If the shares are purchased from sources other than KeyCorp, the optional cash payment will be invested as soon as practicable beginning on the investment date following receipt by the plan administrator, but in no event later than the second investment date following receipt of such optional cash payment by the plan administrator. No interest will be paid on any payments pending their investment.

     Purchase Price. The purchase price for any Common Shares purchased from KeyCorp will be 90% of the mean between the highest and lowest reported sales prices of Common Shares on the New York Stock Exchange on the investment date or, if no prices are reported on the investment date, the average of the means between the highest and lowest sales prices on the nearest dates before and after the investment date on which sales prices are reported. The purchase price of Common Shares purchased on the open market (or from sources other than KeyCorp) will be 90% of the weighted average price paid by the purchasing agent in all such purchases. No commission or service charge will be paid by a participant in connection with purchases under the Amended and Restated Stock Purchase Plan.

     Limitations. For eligible employees participating in the Amended and Restated Stock Purchase Plan through payroll deductions, each payroll deduction must be a minimum of $5.00 and must be in multiples of $5.00. Eligible employees may make voluntary cash contributions in any amount. However, all deductions and other optional cash payments by an eligible employee may not exceed $10,000 in any month and $50,000 in any calendar year.

     Eligibility. KeyCorp has full power and authority to designate the employees who are eligible to participate in the Amended and Restated Stock Purchase Plan. Eligible employees include each employee of KeyCorp and its subsidiaries, provided he or she (i) is regularly employed by KeyCorp or any subsidiary for 20 or more hours per week, (ii) has attained the age of eighteen, and (iii) if the employee is a seasonal worker, has been regularly employed during the busy season for the past two successive seasons. Currently, approximately 17,500 employees are eligible to participate in the Amended and Restated Stock Purchase Plan.

     Termination of Participation; Changing Payroll Deductions; Withdrawal. A participant may terminate his or her participation in the Amended and Restated Stock Purchase Plan by giving thirty days written notice to the participant's "employee service unit." Upon such notice to terminate, the right to purchase Common Shares through the plan will end and the balance of the uninvested funds in the participant's account, if any, will be remitted to the participant. With thirty days written notice and completion of a specified authorization form, a participant may also decrease or increase the amount of his or her authorized payroll deductions in multiples of $5.00.

     A participant may withdraw Common Shares from his or her account at any time and may request that the purchasing agent sell the shares in the account. However, if shares are withdrawn from the Amended and Restated Stock Purchase Plan within one year of their date of purchase, the participant will forfeit the 10% purchase price discount. If a participant requests that the purchasing agent sell shares for the participant's account, such sale will be made within a reasonable time after the participant's withdrawal is processed. The participant will be entitled to receive the proceeds from the sale, less any brokerage fees or commissions, any transfer tax, and any other administrative costs of sale.

     Termination of Employment. If a participant terminates his or her employment, participation in the Amended and Restated Stock Purchase Plan will immediately terminate and the balance of the uninvested funds in the participant's account will be remitted to the participant. As soon as administratively feasible after termination of employment, the plan administrator will convert the participant's account to a regular customer account with a dividend reinvestment feature. If a participant requests in writing, the plan administrator will sell shares that the participant requests the plan administrator to sell and deliver the proceeds, less any brokerage fee or commission, any transfer tax, and any other administrative costs of sale.

     Rights of a Shareholder. Cash dividends payable with respect to the Common Shares in the participant's account will be used automatically to purchase additional Common Shares (including fractional shares) at a 10% discount and such additional shares will be added to the participant's plan account. Any dividend paid in Common Shares will be added to the participant's account. The participant will be able to vote the Common Shares in his or her plan account.

     Administration, Amendment and Termination of the Amended and Restated Stock Purchase Plan. The Amended and Restated Stock Purchase Plan will be administered by Computershare Investor Services LLC and any open market purchases will be made by the purchasing agent, Morgan Stanley Dean Witter. The administration of the Amended and Restated Stock Purchase Plan is supervised by KeyCorp. KeyCorp may at any time amend, modify or terminate the Amended and Restated Stock Purchase Plan. However, any amendment that must be approved by the KeyCorp shareholders in order to comply with applicable law or the rules of the New York Stock Exchange (or the principal exchange on which KeyCorp Common Shares are traded) will not be effective until such approval has been obtained. Notice of any amendment, suspension, modification or termination will be sent to all participants. Any such amendments will be deemed to be accepted by each participant unless prior to the effective date of the amendment as set forth in the notice, the plan administrator receives written notice of termination of a participant's account. Upon the termination of the Amended and Restated Stock Purchase Plan, any uninvested balances in participants' accounts will be returned, certificates for whole Common Shares in participants' accounts will be issued, and cash payments will be made in lieu of issuance of any fraction of a Common Share.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the federal income tax consequences resulting from participation in the Amended and Restated Stock Purchase Plan. This summary is based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

     The Amended and Restated Stock Purchase Plan is not intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. A participant who elects to purchase KeyCorp

Common Shares under the Amended and Restated Purchase Plan will recognize as ordinary income the amount of the purchase price discount attributable to the participant's purchases under the plan. The participant also will recognize as ordinary income an amount equal to any base pay amounts withheld for purposes of purchasing shares under the plan. To the extent that a participant recognizes ordinary income in the circumstances described above, the participant's employer or entity for which the participant provides services will be entitled to a corresponding deduction provided, among other things, that such deduction meets the test of reasonableness, is an ordinary and necessary business expense, and is not disallowed by the $1 million limitation on certain executive compensation.

VOTE REQUIRED

     The favorable vote of the holders of a majority of the KeyCorp Common Shares which are represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the Amended and Restated Stock Purchase Plan.

THE BOARD OF DIRECTORS OF KEYCORP UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDED AND RESTATED STOCK PURCHASE PLAN.

                                  ISSUE THREE

                              APPROVAL OF KEYCORP
                        DEFERRED EQUITY ALLOCATION PLAN

GENERAL

     The Board of Directors of KeyCorp has adopted the KeyCorp Deferred Equity Allocation Plan (the "Deferred Equity Allocation Plan" or "Plan") and is recommending that the shareholders of KeyCorp approve the Deferred Equity Allocation Plan and the crediting of up to 15,000,000 of KeyCorp Common Shares and the rights related to Common Shares under this Plan.

     Purpose of the Deferred Equity Allocation Plan. The Deferred Equity Allocation Plan, as more fully described below, would establish a shareholder-approved mechanism for the allocation of Common Shares to employees and directors under existing and future KeyCorp deferred compensation plans.

DESCRIPTION OF THE DEFERRED EQUITY ALLOCATION PLAN

     A description of how the Deferred Equity Allocation Plan will operate is set forth below. The full text of the Plan is set forth in Appendix C to this Proxy Statement, and the summary below is qualified in its entirety by reference to Appendix C.

     The Existing Plans. KeyCorp currently has seven deferred compensation plans that will be covered by the limits under the Deferred Equity Allocation Plan (the "Existing Plans"). These plans are:

     - the KeyCorp Deferred Compensation Plan;

     - the KeyCorp Commissioned Deferred Compensation Plan;

     - the Amended and Restated Director Deferred Compensation Plan;

     - the KeyCorp Automatic Deferral Plan;

     - the KeyCorp Signing Bonus Plan;

     - the McDonald Financial Group Deferral Plan; and

     - the KeyCorp Excess 401(k) Plan.

The Existing Plans generally provide for the deferral of compensation earned by KeyCorp employees and fees received by KeyCorp directors (the "Participants") to accounts established in the names of such Participants. Many of these plans also provide that KeyCorp will contribute an additional amount to each account based on a percentage of the amount deferred to the account by each Participant. There are currently no limits on the number of shares that can be credited to Participants' accounts under these deferred compensation plans.

     Participants may become entitled to benefits under the Existing Plans by deferring their compensation on a pre-tax basis, which will be credited with "deemed" investment earnings and losses. Participants must make deferral elections in accordance with the limits and timing requirements established by each individual Existing Plan.

     Four of the Existing Plans generally provide that eligible Participants in these plans may elect to defer receipt of compensation voluntarily. Three of the plans require that the Participants defer receipt of a specified portion of their compensation. One of the Existing Plans (the "Excess 401(k) Plan") is a so-called "excess benefit plan" because it is intended to provide benefits that the Participants would have received under KeyCorp's tax qualified Section 401(k) Plan but for limitations imposed under the Internal Revenue Code of 1986.

     Five of the Existing Plans provide that KeyCorp will contribute a percentage of the amount of the compensation deferred. The Excess 401(k) Plan provides for a matching employer contribution of 100% of the Participants' deferrals under that plan. The maximum KeyCorp match under all of the other Existing Plans is 15%, except that one plan (the McDonald Financial Group Deferral Plan) provides that two individuals who are not executive officers can receive a matching KeyCorp contribution of up to 200% of the amounts deferred.

     The Participants' entitlements to company matching contributions and, in some cases, the deferred compensation and dividends, may be subject to a minimum vesting period (generally three years). The vesting period may be accelerated in certain circumstances (e.g., involuntary termination of employment by KeyCorp without cause, termination following a change of control, death and disability).

     Generally, under the Existing Plans and depending on the specific terms of each of the Existing Plans, Participants may receive a distribution of the amounts credited to their accounts on a specified date following (1) the date on which they become vested in the amounts credited to their accounts, (2) the date on which they cease to be any employee or nonemployee director if such termination of service is due to certain specified circumstances (such as termination following a change of control or another involuntary termination by KeyCorp without cause), (3) the date on which they die or become disabled, or
(4) another date specified by the Participant. Distribution may be limited if it would result in a loss of a deduction by KeyCorp under the Internal Revenue Code. The administrator of certain of the Existing Plans has the discretion to grant a distribution to a Participant on account of hardship. Upon a Participant's death, vested benefits will be paid as soon as practicable to his or her designated beneficiaries.

     Participants may generally elect to receive their benefits under the Existing Plans in the form of a lump sum payment or in installments (annual, monthly or quarterly) over a period ranging from five to fifteen years, depending on the plan. In some instances (e.g., hardship withdrawals), distribution is required to be made in a lump sum. Generally, if Participant deferrals, KeyCorp matching contributions and dividends are invested in a Common Share fund or placed in Common Share accounts, distributions from such accounts will be made in the form of Common Shares.

     Limits on the Number of Shares that Can be Distributed under the Deferred Equity Allocation Plan. The Deferred Equity Allocation Plan will provide that no more than the aggregate number of shares credited to Participants' Common Stock Accounts on the effective date of the Plan plus 15,000,000 Common Shares may be credited to Participants' Common Stock Accounts as Participant deferrals or company contributions under the Existing Plans and any future deferred compensation plans covered under the Deferred Equity Allocation Plan as described below. Participants' deferrals will be credited as Common Shares at a price not less than the fair market value of the Common Shares on the date of the crediting of such Participant deferrals to the Common Stock Account. Fair market value will be determined as provided in the applicable deferred compensation plan. The Deferred Equity Allocation Plan will provide that the number of Common Shares credited to the Participants' Common Stock Accounts as company contributions will not exceed 7,000,000 Common Shares. Common Shares thereafter distributed as dividend equivalents will not be subject to the foregoing limitations but if any shares are allocated as dividend equivalents at a rate in excess of the actual dividend rates on Common Shares the excess will be subject to the foregoing limitations. If any shares credited to Participants' accounts under any of the Existing Plans or any future deferred compensation plans covered under the Deferred Equity Allocation Plan are forfeited, surrendered, or relinquished to KeyCorp for any reason or paid to the Participants in the form of cash or are not distributed in the form of Common Shares for any other reason, these shares will again be available to be credited to Common Stock Accounts under the Deferred Equity Allocation Plan.

     The Deferred Equity Allocation Plan not only will place a limit on the number of shares that may be issued under the Existing Plans, but, subject to specified exceptions, any future deferred compensation plans adopted by KeyCorp will also be covered under the Plan limits. Specifically, future plans, agreements and programs of KeyCorp will be subject to the limits of the Deferred Equity Allocation Plan if such plan, agreement or program provides employees or directors of KeyCorp with the opportunity or obligation to defer compensation (salary, bonus, fees, or otherwise) and the plan, agreement or program:

     (1) has been determined by the Board of Directors, or one of its Committees, to be covered by the Deferred Equity Allocation Plan;

     (2)  has not been separately approved by KeyCorp's shareholders; and

     (3) is not a plan that is qualified under Section 401(a) of the Internal Revenue Code.

     The Deferred Equity Allocation Plan will also limit the KeyCorp contributions that can be made to Participants' accounts under future deferred compensation plans. No future plan will be covered under the Deferred Equity Allocation Plan if:

     (1) it provides for a KeyCorp match to directors or officers in excess of 25% of their deferrals unless such plan is a supplemental benefit plan that is operated in conjunction with a plan that is intended to qualify under Section 401(a) of the Internal Revenue Code; or

     (2) it provides for a KeyCorp match to any participant in excess of 100% of such participant's deferrals.

     The Board may make adjustments in the number of Common Shares authorized for issuance under the Deferred Equity Allocation Plan, and in the kind of shares covered by the Plan, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of rights that would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of KeyCorp or from any merger, consolidation, spin-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or from any other corporate transaction or event having an effect similar to any of the foregoing.

     Administration. The Deferred Equity Allocation Plan is administered by the KeyCorp Board of Directors, which may from time to time delegate all or any part of its authority under the Plan to a committee of the Board (or a subcommittee thereof) consisting of not less than three independent directors appointed by the KeyCorp Board of Directors. The Board has initially determined to delegate all of its authority under the Deferred Equity Allocation Plan to its Compensation Committee.

     Eligible Participants. Directors and employees who are currently Participants in an Existing Plan will become participants in the Deferred Equity Allocation Plan. Currently, there are approximately 1,350 Participants, including 120 nonemployee directors. Directors and employees who become Participants after the effective date of the Deferred Equity Allocation Plan in an Existing Plan or any future deferred compensation plan will also become participants in the Deferred Equity Allocation Plan.

     Amendments. The KeyCorp Board of Directors or one of its Committees may at any time and from time to time amend the Plan in whole or in part. However, any amendment that must be approved by the KeyCorp shareholders in order to comply with applicable law or the rules of the New York Stock Exchange (or the principal exchange on which KeyCorp Common Shares are traded) will not be effective until such approval has been obtained.

FEDERAL INCOME TAX CONSIDERATIONS

     With respect to each Participant, the Existing Plans are intended to result in the deferral of income for federal income tax purposes until the time benefits are actually received by the Participant. To the extent that a Participant recognizes ordinary income, the Participant's employer or entity for which the Participant provides services will be entitled to a corresponding deduction provided, among other things, that such deduction meets the test of reasonableness, is an ordinary and necessary business expense, and is not disallowed by the $1 million limitation on certain executive compensation.

VOTE REQUIRED

     The favorable vote of the holders of a majority of KeyCorp Common Shares which are represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the Deferred Equity Allocation Plan.

THE BOARD OF DIRECTORS OF KEYCORP UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE DEFERRED EQUITY ALLOCATION PLAN.

                                   ISSUE FOUR

                         APPROVAL OF KEYCORP DIRECTORS'
                              DEFERRED SHARE PLAN

GENERAL

     In order to assist KeyCorp in attracting and retaining qualified individuals to serve as Directors, the Board of Directors on March 13, 2003 adopted the KeyCorp Directors' Deferred Share Plan (the "Deferred Share Plan"), subject to shareholder approval. The Deferred Share Plan is designed specifically to align the interests of Directors and shareholders by basing the payment of a substantial portion of the Directors' annual retainer on the value of KeyCorp Common Shares. At the Annual Meeting, the shareholders are being requested to approve the adoption of the Deferred Share Plan. If the Deferred Share Plan is approved by the shareholders, KeyCorp will not grant any further stock options to Directors under the KeyCorp 1997 Stock Option Plan for Directors, which is described on page 8 of this Proxy Statement.

SUMMARY

     The following is a brief summary of the Deferred Share Plan. The summary is qualified in its entirety by reference to the Deferred Share Plan, a copy of which is attached hereto as Appendix D.

     Shares Available Under the Plan. The maximum number of KeyCorp Common Shares that may be issued under the Deferred Share Plan is 500,000 shares and the rights related to Common Shares, subject to adjustment to reflect any change in KeyCorp's outstanding shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations or other similar events affecting the number and kind of outstanding shares.

     Eligibility. All individuals who are nonemployee Directors are eligible to participate in the Deferred Share Plan. There are currently 14 nonemployee Directors serving KeyCorp.

     Deferred Shares. Each year, each nonemployee Director will receive a grant of KeyCorp Common Shares ("Deferred Shares") equal to the number of shares having an aggregate fair market value on the trading day before the date of the award equal to 200% of the Directors' retainer unless a lesser number of Deferred Shares is determined by the Nominating and Corporate Governance Committee. All of the Deferred Shares will be credited on a bookkeeping basis to an account in the name of the Director. The award will be made on the third business day following the second quarter earnings release unless the Nominating and Corporate Governance Committee determines another date for the annual award. Dividend equivalents equal to any cash dividends paid by KeyCorp will be credited on the Deferred Shares to the account established for each Director.

     Each grant of Deferred Shares is subject to a minimum three-year deferral period that begins on the date of grant. The three-year deferral period will end early if the Director (i) has elected to receive the Deferred Shares early upon a change of control of KeyCorp pursuant to a change of control election as described below, (ii) dies, or (iii) no longer performs services for KeyCorp (unless the Director no longer provides services following a change of control of KeyCorp and he or she has elected in a change of control election not to receive his or her Deferred Shares at that time). The Directors may elect to transfer their Deferred Shares into their Common Shares Accounts maintained under KeyCorp's Director Deferred Compensation Plan at the end of the three-year deferral period. Once a Director elects to transfer the Deferred Shares into his or her Common Shares Account maintained under the Director Deferred Compensation Plan, this election will continue until the Director revokes or modifies the election by delivering notice to KeyCorp. In the event of the death of a Director, the Director's account will be paid to his or her designated beneficiary.

     At the end of the three-year deferral period, if the Director has not elected to transfer his or her shares into his or her Common Shares Account, distribution of a Director's Deferred Shares will be made in a lump sum in the form of Common Shares, cash, or a combination of Common Shares and cash, as determined by the Nominating and Corporate Governance Committee, in its discretion. If the value of a Director's account is less than $500, the amount of the Director's account, at KeyCorp's discretion, may be paid immediately to the Director in cash. If a Director has elected to transfer his or her shares to his or her Common Shares Account under KeyCorp's Director Deferred Compensation Plan, the Deferred Shares will be governed by, and distributed to the Director under, the terms of the Director Deferred Compensation Plan.

     Valuation. For purposes of establishing the number of Deferred Shares a Director will be entitled to receive under the Deferred Share Plan, the fair market value of a Common Share will be the mean of the high and low sales price of KeyCorp Common Shares as reported on the New York Stock Exchange on the trading day before the date of grant or, if there was no sale of Common Shares reported on such date, the mean on the most recently preceding day when there was a sale.

     Acceleration of Benefits; Change of Control. Upon a change of control of KeyCorp, each Director will be entitled to receive payment of his or her account pursuant to his or her change of control election. The change of control election allows each Director to choose (i) whether he or she wants his or her entire account immediately paid in full upon a change of control, (ii) if he or she wants the account paid in full only if the Director is terminated upon a change of control or (iii) if he or she wants the payment election the Director specified prior to the change of control to govern, regardless of whether the Director's service as a Director is terminated. In the event of a change of control, no amendment or modification of the Plan may be made on or after such change in control to reduce or modify a Director's pre-change of control account balance or to reduce or modify the account's method of calculating earnings, gains, and/or losses on the Director's pre-change of control account balance. The Director's pre-change of control account balance is defined as the aggregate amount of the Director's Deferred Shares with all earnings, gains and losses thereon, which are credited to the Director's account through the close of the calendar year in which such change of control occurs. A change of control will be deemed to have occurred under the Deferred Share Plan if, under any rabbi trust arrangement maintained by KeyCorp, KeyCorp is required to fund the trust to secure payment of Deferred Shares because a "change of control," as defined in such trust, has occurred. KeyCorp, in its sole discretion, may also accelerate payment of a Director's account if there is an unforeseeable emergency (as defined in the Income Tax Regulations) that would result in severe financial hardship to the Director if acceleration were not permitted, but acceleration is allowed only up to the amount necessary to meet the emergency.

     Administration, Amendment and Termination. The Deferred Share Plan is administered by KeyCorp. The Nominating and Corporate Governance Committee of the Board of Directors may amend the Deferred Share Plan from time to time and may terminate the Deferred Share Plan at any time. However, no such action, except for the acceleration of benefits, may impair a Director's rights in Deferred Shares issued or to be issued. Any amendment that must be approved by the KeyCorp shareholders in order to comply with applicable law or the principal exchange upon which KeyCorp Common Shares are traded shall not be effective until the shareholders approve such amendment.

FEDERAL INCOME TAX CONSEQUENCES

     Based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder, Deferred Shares under the Deferred Share Plan will become subject to federal income taxation to the Director only as and when the Deferred Shares are actually paid over to the Director. KeyCorp will become entitled to a compensation expense deduction at the same time. The same treatment applies to dividends credited to the Director's account during the period of deferral.

PLAN BENEFITS

     Under the terms of the Deferred Share Plan, unless the Nominating and Corporate Governance Committee otherwise determines, each nonemployee Director of KeyCorp will receive Deferred Shares equal in value to 200% of his or her retainer or $70,000 in 2003. The exact number of shares that the Directors will receive cannot be determined as it will depend on the fair market value as of the dates of grant. No KeyCorp employees are eligible to participate in the Deferred Share Plan.

                               NEW PLAN BENEFITS
                     KEYCORP DIRECTORS' DEFERRED SHARE PLAN

NAME AND POSITION                                              DOLLAR VALUE        NUMBER OF UNITS
-----------------                                              ------------        ---------------
Henry L. Meyer III                                                      0                   0
  Chairman and Chief Executive Officer
Thomas C. Stevens                                                       0                   0
  Vice Chairman, Chief Administrative Officer, and
  Secretary
Thomas W. Bunn                                                          0                   0
  Senior Executive Vice President
Richard J. Buoncore                                                     0                   0
  Executive Vice President
Jack L. Kopnisky                                                        0                   0
  Senior Executive Vice President
Robert T. Clutterbuck                                                   0                   0
  Senior Executive Vice President
Executive Group                                                         0                   0
Non-Executive Director Group (currently 14 Directors)            $980,000(1)           43,701(2)
Non-Executive Officer Group                                             0                   0

---------------

(1) Aggregate dollar value of annual benefits to be received by participants.

(2) Aggregate number of Deferred Shares that participants would have received if plan had been in effect in 2002. Aggregate number of Deferred Shares to be received in 2003 not yet determinable.

VOTE REQUIRED

     The favorable vote of the holders of a majority of KeyCorp Common Shares which are represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the Deferred Share Plan.

THE BOARD OF DIRECTORS OF KEYCORP UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE KEYCORP DIRECTORS' DEFERRED SHARE PLAN.

                                   ISSUE FIVE

                              INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP ("Ernst & Young") as KeyCorp's independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 2003. The Board of Directors recommends ratification of the appointment of Ernst & Young. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

     A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

     Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp's independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

                               EXECUTIVE OFFICERS

     The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp's Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors. Mr. Meyer has an employment agreement with KeyCorp and Mr. Bunn has a Letter Agreement with KeyCorp.

     There are no family relationships among directors, nominees or executive officers. Other than Messrs. Bunn and Weeden, all have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.

     Set forth below are the names and ages of the executive officers of KeyCorp as of January 1, 2003, positions held by them during the past five years and the year from which held, and, in parentheses, the year they first became executive officers of either KeyCorp or Old Key.

THOMAS W. BUNN (49)

     2002 to present: Senior Executive Vice President, KeyCorp; 1990-2001:
Managing Director, Bank of America Corporation. (2002)

RICHARD J. BUONCORE (46)

     2002 to present: Executive Vice President, KeyCorp; 1999-present: President and Chief Executive Officer, Victory Capital Management Inc. (a KeyCorp subsidiary); 1997-1999: President and Chief Operating Officer, Victory Capital Management Inc. (2002)

ROBERT B. HEISLER, JR. (54)

     1996 to present: Executive Vice President, KeyCorp; 2001 to present:
Chairman and Chief Executive Officer, KeyBank National Association. (1996)

THOMAS E. HELFRICH (52)

     1995 to present: Executive Vice President, KeyCorp. (1995)

LEE G. IRVING (53)

     1995 to present: Executive Vice President and Chief Accounting Officer, KeyCorp. (1986)

ROBERT G. JONES (46)

     1998 to present: Executive Vice President, KeyCorp; 2002 to present: Chief Executive Officer, McDonald Investments Inc. (subsidiary of KeyCorp); 1997-1998:
President, Retail Banking, KeyBank National Association. (2002)

JACK L. KOPNISKY (46)

     2001 to present: Senior Executive Vice President, Consumer Banking, KeyCorp; 2000-2001: Executive Vice President, KeyCorp; 1998-1999: President, Retail Banking, KeyBank National Association; Previously, Chairman, Chief Executive Officer, and President, Key Investments Inc. (subsidiary of KeyCorp).
(1999)

HENRY L. MEYER III (53)

     2001 to present: Chairman, President, and Chief Executive Officer, KeyCorp; 1997-2001: President and Chief Operating Officer, KeyCorp. (1987)

ROBERT G. RICKERT (42)

     2001 to present: Executive Vice President, KeyCorp; 1998-2001: Executive Vice President, KeyBank National Association; 1997-1998: Executive Vice President, Key Services Corporation (subsidiary of KeyCorp). (2000)

THOMAS C. STEVENS (53)

     2001 to present: Vice Chairman, Chief Administrative Officer, and Secretary, KeyCorp; 1997-2001: Senior Executive Vice President, General Counsel and Secretary, KeyCorp. (1996)

JEFFREY B. WEEDEN (46)

     2002 to present: Senior Executive Vice President and Chief Financial Officer, KeyCorp; 2001-2002: President and Chief Executive Officer, MFN Financial Corporation; 1999-2002: President and Chief Operating Officer, MFN Financial Corporation; 1999: Executive Vice President and Chief Financial Officer, MFN Financial Corporation; 1996-1998: Senior Vice President and Chief Financial Officer, Firstar Corporation. (2002)

                       COMPENSATION OF EXECUTIVE OFFICERS

     Summary. The following table sets forth the compensation paid by KeyCorp and its subsidiaries for each of the previous three years to Henry L. Meyer III and each of the remaining four highest paid executive officers of KeyCorp at December 31, 2002. The tables also set forth the compensation paid by KeyCorp to Robert T. Clutterbuck who retired as Senior Executive Vice President during 2002.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                    ------------------------------------   --------------------------------------------
                                                                                        AWARDS                 PAYOUTS
                                                                           --------------------------------   ---------
                                                                           RESTRICTED       SECURITIES        LONG-TERM
                                                            OTHER ANNUAL     STOCK          UNDERLYING        INCENTIVE
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS      COMPENSATION    AWARD(6)      OPTIONS/SARS(#)      PAYOUTS
---------------------------  ----    ------      -----      ------------   ----------     ---------------     ---------

Henry L. Meyer III           2002   $939,583   $  940,000     $    --(4)   $1,551,099         400,000                0
  Chairman,                  2001    814,583            0          --              --         400,000                0
  President, and             2000    687,501      526,500          --              --         200,000                0
  Chief Executive Officer

Thomas C. Stevens            2002    575,000      255,000          --(4)      409,550          75,000                0
  Vice Chairman,             2001    495,000            0          --              --         150,000                0
  Chief Administrative       2000    436,250      285,000          --              --          50,000                0
  Officer, and Secretary

Thomas W. Bunn               2002    401,602    1,850,000(2)    94,662(5)     500,014         125,000                0
  Senior Executive           2001         --           --          --              --              --               --
  Vice President             2000         --           --          --              --              --               --

Richard J. Buoncore          2002    340,000      650,000          --(4)            0               0          165,055(7)
  Executive Vice             2001    333,750      255,000          --               0               0          152,714
  President                  2000    315,000      141,750          --               0          45,000          666,667

Jack L. Kopnisky             2002    450,000      275,000          --(4)      409,550          75,000                0
  Senior Executive           2001    375,000            0          --         466,400          75,000                0
  Vice President             2000    281,250      201,440          --               0         129,000                0

Robert T. Clutterbuck        2002    250,000    1,294,444(3)        --(4)     272,992          75,000                0
  Senior Executive           2001    243,750    1,289,583          --              --          84,000                0
  Vice President(1)          2000    175,000    1,425,000          --              --         161,000                0

                                ALL OTHER
                               COMPENSATION
                             ----------------

NAME AND PRINCIPAL POSITION
---------------------------
Henry L. Meyer III              $  129,875(8)
  Chairman,                         48,875
  President, and                    98,485
  Chief Executive Officer
Thomas C. Stevens                   52,590(9)
  Vice Chairman,                    29,700
  Chief Administrative              58,946
  Officer, and Secretary
Thomas W. Bunn                     120,921(10)
  Senior Executive                      --
  Vice President                        --
Richard J. Buoncore                 47,625(11)
  Executive Vice                    34,650
  President                         37,385
Jack L. Kopnisky                    46,650(12)
  Senior Executive                  22,500
  Vice President                    34,276
Robert T. Clutterbuck              478,761(13)
  Senior Executive                 519,971
  Vice President(1)              1,018,170

---------------

 (1) Mr. Clutterbuck retired as Senior Executive Vice President on September 16, 2002.

 (2) Includes award of $600,000 under KeyCorp Signing Bonus Plan payable over a three-year period in KeyCorp Common Shares.

 (3) Minimum annual bonus for 2002 pursuant to employment agreement between KeyCorp and Mr. Clutterbuck described on pages 33-34 of this Proxy Statement.

 (4) Other annual compensation received in the respective fiscal years was in the form of perquisites, the amount of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive.

 (5) $60,352 (moving allowance) and $34,310 (tax gross-up on moving allowance).

 (6) As of December 31, 2002, Mr. Meyer owned 63,040 shares of restricted stock with an aggregate value of $1,575,684.80, Mr. Stevens owned 16,645 shares of restricted stock with an aggregate value of $416,041.78, Mr. Bunn owned 18,922 shares of restricted stock with an aggregate value of $472,955.39, Mr. Kopnisky owned 36,645 shares of restricted stock with an aggregate value of $915,941.78, and Mr. Clutterbuck owned 11,095 shares of restricted stock with an aggregate value of $277,319.52. Of the shares of restricted stock set forth above, with respect to 21,025 shares owned by Mr. Meyer, one-third of the shares will vest two years from the date of grant and the other two-thirds will vest two years from the date of grant if certain performance targets are met and will otherwise vest seven years from the date of grant. With respect to 5,550 shares owned by Mr. Stevens and 5,550 shares owned by Mr. Kopnisky, one-half of the shares will vest two years from the date of grant and the other half will vest two years from the date of grant if certain stock price appreciation targets are met and will otherwise vest seven years from the date of grant. Dividends are being paid on all of the shares of restricted stock.

 (7) Award under Key Asset Management Long Term Incentive Plan.

 (8) $11,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $90,375 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $28,500 (amount contributed under KeyCorp Automatic Deferral Plan).

 (9) $11,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $33,172 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $3,768 (amount contributed under KeyCorp Deferred Compensation Plan); $4,650 (amount contributed under KeyCorp Automatic Deferral Plan).

(10) $54,321 (amount contributed under the KeyCorp Excess Savings Plan); $30,225 (amount contributed under KeyCorp Deferred Compensation Plan); $36,375 (amount contributed under KeyCorp Automatic Deferral Plan).

(11) $11,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $19,000 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $17,625 (amount contributed under KeyCorp Automatic Deferral Plan).

(12) $11,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $30,400 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $5,250 (amount contributed under KeyCorp Automatic Deferral Plan).

(13) $11,000 (amount contributed under KeyCorp 401(k) Savings Plan; $27,761 (amount contributed under KeyCorp Deferred Compensation Plan); $440,000 (retention cash payment in connection with KeyCorp acquisition of McDonald Investments, Inc.).

     Option Grants. The following table provides information regarding grants of stock options made during the year ended December 31, 2002, to each of the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                          --------------------------------
                                            NUMBER OF         % OF TOTAL
                                           SECURITIES          OPTIONS         EXERCISE
                                           UNDERLYING         GRANTED TO       OR BASE                     GRANT DATE
                                             OPTIONS          EMPLOYEES         PRICE       EXPIRATION      PRESENT
                NAME                      GRANTED(#)(1)     IN FISCAL YEAR      ($/SH)         DATE         VALUE(2)
                ----                      -------------     --------------     --------     ----------     ----------
Henry L. Meyer III                           400,000             4.9%          $24.605       1/17/2012     $1,544,290
Thomas C. Stevens                             75,000             0.9%          $24.605       1/17/2012        289,673
Thomas W. Bunn                               125,000             1.5%          $26.425       3/13/2012        576,105
Richard J. Buoncore                                0             0.0%          $ 0.000                              0
Jack L. Kopnisky                              75,000             0.9%          $24.605       1/17/2012        289,673
Robert T. Clutterbuck                         75,000             0.9%          $24.605       1/17/2012        289,673

---------------

(1) Incentive Stock Options in an amount equal to the maximum number of Incentive Stock Options that can be granted under applicable provisions of the Internal Revenue Code were granted, and remaining options granted were non-qualified stock options. All options were granted at an exercise price equal to the market price of KeyCorp Common Shares on the date of grant.

(2) KeyCorp uses the Black-Scholes option pricing model to estimate the fair value of employee stock option grants. In applying this model, basic assumptions are made concerning variables such as expected option term, risk-free interest rate, and KeyCorp's stock price volatility and future dividend yield.

    The following assumptions were used in determining the value of the options granted to Messrs. Meyer, Stevens, Kopnisky, and Clutterbuck on January 17, 2002: (a) an "expected term" of four years (expected term is the expected life of the option based on historical experience), (b) an "interest rate" of 4.011% (interest rate is the yield of the U.S. Treasury Strip that has a similar maturity schedule as the option granted), (c) "volatility" of .2623 (volatility is the weighted average volatility of KeyCorp's historic stock price), and (d) a "dividend yield" of 4.88% (dividend yield is calculated by dividing KeyCorp's 2002 dividend of $1.20 by the option grant exercise price).

    The following assumptions were used in determining the value of the 75,000 options granted to Mr. Bunn on March 13, 2002 one-third of which options vest each year over a three-year period: (a) an expected term of four years,
    (b) an interest rate of 4.471%, (c) volatility of .2623, and (d) a dividend yield of 4.54%.

    The following assumptions were used in determining the value of the remaining 50,000 options granted to Mr. Bunn on March 13, 2002 which options vest three years from the date of grant: (a) an expected term of five years,
    (b) an interest rate of 4.809%, (c) volatility of .2763, and (d) a dividend yield of 4.54%.

     Option Exercises and Values. The following table provides information regarding exercises of stock options during the year ended December 31, 2002, by the executive officers named in the Summary Compensation Table, and the value of such officers' unexercised stock options as of December 31, 2002.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                          SHARES                              OPTIONS/                     IN-THE-MONEY OPTIONS/
                                         ACQUIRED                        SARS AT FY-END (#)                 SARS AT FY-END ($)
                                        ON EXERCISE       VALUE             EXERCISABLE/                       EXERCISABLE/
               NAME                         (#)          REALIZED          UNEXERCISABLE                     UNEXERCISABLE(1)
               ----                     -----------      --------      ----------------------              ---------------------
Henry L. Meyer III                        160,000       $1,746,737        756,667/733,333                   $2,841,169/417,081
Thomas C. Stevens                               0                0        223,334/191,666                      354,019/104,956
Thomas W. Bunn                                  0                0              0/125,000                                  0/0
Richard J. Buoncore                             0                0          26,000/45,000                            0/297,392
Jack L. Kopnisky                            8,000           89,160        121,334/234,666                      416,029/738,596
Robert T. Clutterbuck                           0                0        249,779/326,876                       77,592/368,786

---------------

 (1) Based on a December 31, 2002 mean between the high and the low prices for KeyCorp Common Shares of $24.995.

     Long Term Incentive Compensation. Restricted shares were awarded to Messrs. Meyer, Stevens, Bunn, Kopnisky, and Clutterbuck as part of the KeyCorp Long Term Incentive Program. These awards are set forth in the Summary Compensation Table on page 28 of this Proxy Statement.

     Pension Plans. Substantially all officers and employees of KeyCorp and its participating subsidiaries participate in the KeyCorp Cash Balance Pension Plan (the "Pension Plan"). The Pension Plan is a cash balance plan that provides a quarterly benefit accrual on behalf of each participant based on the participant's years of vesting service and Pension Plan compensation.

     In addition to the Pension Plan, KeyCorp also maintains the KeyCorp Excess Cash Balance Pension Plan ("Excess Plan"). The Excess Plan credits Excess Plan participants with the cash balance Pension Plan benefit that would have accrued to the participant "but for" the compensation limits of Section 401(a)(17) and benefit accrual limits of Section 415 of the Internal Revenue Code. Messrs. Stevens, Bunn, Kopnisky, Buoncore, and Clutterbuck participate in the Excess Plan.

     Certain officers (including Mr. Meyer) participate in the KeyCorp Supplemental Retirement Plan ("Supplemental Retirement Plan"). The Supplemental Retirement Plan provides Plan participants with a Plan benefit which equals up to 63% of the participant's "final average compensation" when combined with the participant's Pension Plan benefit and age 65 social security benefit.

     For purposes of the Supplemental Retirement Plan the term "final average compensation" includes the participant's average of both the annual compensation for the highest five consecutive years during the participant's last ten years of employment and the highest five incentive compensation awards granted to the participant during the ten year period preceding the participant's retirement or termination date.

     The following table sets forth the estimated maximum annual benefits payable under the Pension Plan and related Excess Plan and Supplemental Retirement Plan to participants who (1) have such benefits under the Pension Plan and Excess Plan or Supplemental Retirement Plan, (2) attain Social Security retirement age as of December 31, 2002, and (3) elect to receive a single life annuity benefit payment. The benefits are not subject to any reduction for social security or other offset.

                                RETIREMENT PLAN

                               ESTIMATED ANNUAL RETIREMENT BENEFITS
                              WITH INDICATED YEARS OF PARTICIPATION
AVERAGE COVERED   --------------------------------------------------------------
 REMUNERATION         15           20           25           30           35
---------------   ----------   ----------   ----------   ----------   ----------
  $  400,000      $  191,211   $  211,211   $  231,211   $  241,211   $  251,211
     600,000         287,211      317,211      347,211      362,211      377,211
     800,000         383,211      423,211      463,211      483,211      503,211
   1,000,000         479,211      529,211      579,211      604,211      629,211
   1,200,000         575,211      635,211      695,211      725,211      755,211
   1,400,000         671,211      741,211      811,211      846,211      881,211
   1,600,000         767,211      847,211      927,211      967,211    1,007,211
   1,800,000         863,211      953,211    1,043,211    1,088,211    1,133,211
   2,000,000         959,211    1,059,211    1,159,211    1,209,211    1,259,211
   2,400,000       1,151,211    1,271,211    1,391,211    1,451,211    1,511,211

     Compensation for purposes of computing benefits under the Pension Plan and Excess Plan is total base pay and incentive compensation paid during a calendar year, including amounts deducted for the 401(k) and flexible benefits plans during such year, but does not include amounts attributable to stock options, restricted stock, or receipt of non-cash remuneration that is included in the participant's income for Federal income tax purposes. Compensation for purposes of the Pension Plan and excess and supplemental plans is substantially the same as shown in the Summary Compensation Table after excluding stock options, restricted stock awards, "all other compensation," and "other annual compensation." Normal retirement age is 65. The Pension Plan requires 5 years of service for vesting. The Excess Plan requires either 5 years of service and the attainment of age 55 or 25 years of service for vesting purposes. The Supplemental Retirement Plan requires either 10 years of service and the attainment of age 55 or 25 years of service for vesting purposes. Mr. Meyer was credited under the supplemental plan with 29 years service, and Messrs. Stevens, Bunn, Buoncore, Kopnisky, and Clutterbuck were credited under the excess plan with 6, 1, 7, 15, and 4 years service, respectively.

                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     KeyCorp is a party to employment agreements with Messrs. Meyer and Clutterbuck, and a Letter Agreement with Mr. Bunn, and to change of control agreements with 31 of its senior officers.

     Employment Agreement with Mr. Meyer. KeyCorp and Mr. Meyer are parties to an employment agreement pursuant to which Mr. Meyer is to be employed by KeyCorp as its Chairman, President, and Chief Executive Officer for a constantly renewing three year term at a base salary of not less than $950,000 per annum effective February 1, 2002 plus full participation in all incentive and other compensatory plans available generally to KeyCorp's executive officers. If Mr. Meyer's employment is terminated by KeyCorp without cause, he is to be paid an amount equal to three times the sum of his base salary and his average incentive compensation in a lump sum within 30 days after the termination, and he is to be provided the benefit of continuing participation in all KeyCorp retirement and savings plans and continuing medical, disability, and group term life insurance coverage, all through the third anniversary of the termination.

     Under the employment agreement, Mr. Meyer may consider himself constructively terminated if, at any time, his base salary is reduced other than in connection with an across-the-board salary reduction applicable to all executive officers of KeyCorp, he is excluded from full participation in any incentive or other compensatory plan applicable to executive officers of KeyCorp generally, he is demoted or removed from office, he is asked to resign when KeyCorp does not have cause for terminating his employment, or his principal place of employment is relocated outside of the Cleveland metropolitan area. In addition, Mr. Meyer may consider himself constructively terminated if, after a "change of control," as defined in the employment agreement, his base salary is reduced (whether or not in connection with any reductions of other base salaries), he is excluded from full participation in any incentive or other compensatory plan in effect during the year before the change of control unless a substitute plan providing similar benefits is made available, he is excluded from full participation in any incentive or other compensatory plan that is applicable to executive officers of the surviving entity generally, the annual incentive compensation paid to him during the two year period immediately following the change of control is less than his average annual incentive compensation before the change of control, the equity compensation opportunities provided to him during that same two year period are reduced from the equity compensation opportunities provided to him before the change of control, he determines in good faith that his position, duties, and responsibilities are materially reduced from those in effect before the change of control, he determines in good faith that as a result of the change of control, he is unable to continue to carry out his responsibilities and duties as Chairman of the Board and Chief Executive Officer, or the headquarters of the surviving entity is outside of the Cleveland metropolitan region.

     Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Meyer's employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or abandons and consistently fails to attempt to perform his duties or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment. KeyCorp will have "cause" to terminate Mr. Meyer's employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment.

     If any amount of compensation otherwise payable to Mr. Meyer as earned would not be deductible by KeyCorp by reason of the disallowance rules of
Section 162(m) of the Internal Revenue Code but would be deductible if it were deferred until a later year and if the Compensation Committee so notifies Mr. Meyer by March 31 of the year in question, the amount of compensation in question will be so deferred until the earlier of the first date on which the compensation can be paid without disallowance of the deduction to KeyCorp or April 15 of the year immediately following the year in which Mr. Meyer ceases to be a covered employee of KeyCorp. Upon payment of any such deferred amounts of compensation, KeyCorp will pay to Mr. Meyer an additional amount for interest on the deferred amounts.

     Under the employment agreement, Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement. The employment agreement also provides that, upon any termination of Mr. Meyer's employment before he attains age 55, other than a termination before he attains age 55 either by KeyCorp for cause or by his own voluntary resignation, Mr. Meyer's rights in KeyCorp's supplemental retirement plan will be fully vested.

     Agreement with Mr. Bunn. KeyCorp and Mr. Bunn are parties to a letter agreement executed in February 2002 pursuant to which Mr. Bunn serves as Senior Executive Vice President of KeyCorp. Pursuant to the letter agreement, Mr. Bunn received a signing bonus of $600,000, received an annual salary of $500,000 in 2002 and will receive an annual salary of $500,000 in 2003. The agreement further provides that Mr. Bunn receive a guaranteed cash incentive payment of $1,250,000 for each of 2002 and 2003 and that he participate in KeyCorp's Long Term Incentive Compensation Plan during such years. Mr. Bunn was granted 125,000 stock options effective with his employment, and will be granted an additional 125,000 stock options in 2003 that become exercisable over a period of three years. Beginning in 2004, Mr. Bunn will participate in the KeyCorp Annual Incentive Plan and any actual award will be based upon KeyCorp's performance, the performance of the businesses for which Mr. Bunn is responsible and Mr. Bunn's personal contributions. Mr. Bunn will also participate in KeyCorp's Stock Option Program and be eligible to participate in KeyCorp's Long Term Incentive Plan.

     Agreement with Mr. Clutterbuck. KeyCorp and Mr. Clutterbuck are parties to an employment agreement until January 31, 2004, and pursuant to which Mr. Clutterbuck serves as the Vice Chairman of McDonald Investments Inc.

     Pursuant to the terms of the employment agreement, Mr. Clutterbuck received an annual salary of $250,000 for 2002 and annual incentive compensation of $1,294,444 for 2002. The employment agreement provides that for the thirteen month period commencing on January 1, 2003 and ending on January 31, 2004, Mr. Clutterbuck receive compensation consisting of salary and incentive compensation of $1,673,148 and that if Mr. Clutterbuck remains employed by McDonald through January 31, 2004 that Mr. Clutterbuck receive a lump sum payment of $1,415,740 in 2004. Mr. Clutterbuck received a retention award in connection with KeyCorp's 1998 acquisition of McDonald & Company Investments, Inc. consisting of $2,200,000 in cash payments and non-qualified stock options to acquire 241,055 KeyCorp Common Shares. These retention payments and options become payable and exercisable over a period of five years ending in 2003. The employment agreement entitles Mr. Clutterbuck to participate in welfare and retirement benefit plans.

     The employment agreement further provides that upon termination of Mr. Clutterbuck's employment by KeyCorp other than for cause, by reason of death, or by Mr. Clutterbuck for good reason or during the employment period within two years following a change of control, he will be entitled to a lump-sum cash payment equal to the sum of: (a) any unpaid compensation for the thirteen month period commencing January 1, 2003 and ending on January 31, 2004, and (b) the lump sum payment due in 2004 if he were to remain employed by McDonald. Further, upon termination of Mr. Clutterbuck's employment by KeyCorp other than for cause, by reason of his death, or by Mr. Clutterbuck for good reason or during the employment period within two years of a change of control, Mr. Clutterbuck's unpaid retention payments and unvested retention options will become fully payable and exercisable, and Mr. Clutterbuck will be entitled to continuing health and welfare benefits until December 31, 2004, retiree medical benefits and vesting of all deferred compensation. Under the employment agreement, "cause" generally will exist if Mr. Clutterbuck commits a felony, engages in gross intentional misconduct which is materially and demonstrably injurious to McDonald or KeyCorp, discloses confidential information concerning or competes with KeyCorp, or engages in conduct that results in the permanent loss of his professional license or disqualification from serving in the capacities contemplated by the employment agreement. Mr. Clutterbuck may terminate the employment agreement for "good reason" if KeyCorp fails to comply with the terms of the employment agreement including if Mr. Clutterbuck's principal place of employment is relocated outside the Cleveland metropolitan area, KeyCorp fails to obtain an assumption agreement reasonably satisfactory to Mr. Clutterbuck from a successor to KeyCorp or purchaser of Mr. Clutterbuck's line of business, or Mr. Clutterbuck's employment is terminated other than in accordance with the employment agreement.

     Under the employment agreement, Mr. Clutterbuck is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

     Change of Control Agreements. KeyCorp is a party to change of control agreements with 31 of its senior officers (including Messrs. Stevens, Bunn, Buoncore, and Kopnisky) which in most cases provide that if, at any time within two years after the occurrence of a change of control, the officer's employment is terminated by KeyCorp (except for cause) or the officer terminates employment because the officer's base salary, incentive compensation or stock option opportunity is reduced or relocation is made a condition of the officer's employment, KeyCorp will (a) pay to the officer a lump sum severance benefit equal to three years' compensation (base salary and average incentive compensation), (b) pay the cost of continuing health benefits until the earlier of the expiration of the continuation period required by Federal law or the date the officer secures other employment, and (c) assure continued participation in all applicable KeyCorp retirement plans and savings plans for the period of thirty-six months from the termination date. Each change of control agreement also provides a three-month window period, commencing 15 months after the date of a change of control, during which the officer may resign voluntarily and receive a lump sum severance benefit equal to one and one half years' compensation (base salary and average incentive compensation) if, at any time before the executive's resignation, (a) the executive determines in good faith that the executive's position, responsibilities, duties, or status with KeyCorp are materially less than or reduced from those in effect before the change of control or that the executive's reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (b) the headquarters that was the executive's principal place of employment before the change of control (whether KeyCorp's headquarters or a regional headquarters) is relocated to a site outside of the greater metropolitan area in which that headquarters was located before the change of control. For purposes of the change in control agreements, "cause" includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

     Section 280G Excise Tax on Payments. In general, the employment and change of control agreements to which KeyCorp is a party provide for a tax gross-up if any payment exceeds the Section 280G limits so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply.

                              EQUITY COMPENSATION
                                PLAN INFORMATION

     Equity Compensation Plans. KeyCorp currently maintains the KeyCorp Amended and Restated 1991 Equity Compensation Plan (Amended as of March 13, 2002) (the "1991 Plan"), the Society Corporation 1988 Stock Option Plan (the "1988 Plan"), the KeyCorp 1997 Stock Option Plan for Directors (as of March 14, 2001) (the "1997 Director Plan"), the KeyCorp Directors' Stock Option Plan (November 17, 1994 Restatement) (the "1994 Director Plan") and the KeyCorp Discounted Stock Purchase Plan (the "DSPP"), pursuant to which it has made equity compensation available to eligible persons. The 1988 Plan terminated on February 17, 1998, and the 1994 Director Plan terminated on April 30, 1997, except with respect to awards granted prior to the dates of termination. Consequently, no shares remain available for future issuance under the 1988 Plan or the 1994 Director Plan.

     KeyCorp also maintains a number of deferred compensation plans, pursuant to which directors and employees can defer a portion of their compensation for future distribution. All or a portion of such deferrals may be deemed invested in accounts based on KeyCorp Common Shares, which are distributed in the form of KeyCorp Common Shares. The table does not include information about these plans because no options, warrants or rights are available under these plans, and no specific number of shares are set aside under these plans as available for future issuance.

     The following table and accompanying summaries of the plans that have not been approved by shareholders provide information about KeyCorp's equity compensation plans as of December 31, 2002. This information does not cover the two new plans on which action is proposed to be taken at the KeyCorp 2003 Annual
Meeting: the Deferred Equity Allocation Plan and the Directors' Deferred Share Plan. (See Issues Three and Four on pages 18-25 of this Proxy Statement.)

                                                    (a)                    (b)                    (c)
                                          -----------------------   -----------------   -----------------------
                                                                                         NUMBER OF SECURITIES
                                                                                        REMAINING AVAILABLE FOR
                                                                    WEIGHTED-AVERAGE     FUTURE ISSUANCE UNDER
                                          NUMBER OF SECURITIES TO   EXERCISE PRICE OF     EQUITY COMPENSATION
                                          BE ISSUED UPON EXERCISE      OUTSTANDING         PLANS (EXCLUDING
                                          OF OUTSTANDING OPTIONS,   OPTIONS, WARRANTS   SECURITIES REFLECTED IN
PLAN CATEGORY                               WARRANTS AND RIGHTS        AND RIGHTS             COLUMN (a))
-------------                             -----------------------   -----------------   -----------------------
Equity compensation Plans approved by
  security holders......................        36,053,368               $25.35                1,391,359(1)
Equity compensation plans not approved
  by security holders(2)................          936, 844               $23.73                1,006,600(3)
Total...................................        36,990,212               $25.31                2,397,959

---------------

(1) This figure does not include shares becoming available under the 1991 Plan during 2003 and future years without further shareholder approval. The 1991 Plan provides for automatic annual increases, every January 2 through 2009, of shares available for issuance equal to two percent of the total number of Common Shares outstanding on December 31 of the preceding year less the number of shares that otherwise remain available for grant of additional awards on that January 2. The maximum number of Common

    Shares that may be issued under the 1991 Plan as restricted stock during any calendar year is limited to five percent of the total Common Shares available for grant under the Plan as of January 2 of that calendar year.

(2) The table does not include outstanding options to purchase 685,719 Common Shares assumed in connection with various acquisitions. At December 31, 2002, these assumed options had a weighted average exercise price of $15.99 per share. No additional options may be granted under the plans that govern these options.

(3) This figure includes 717,000 shares that remained available for purchase as of December 31, 2002 under the DSPP, including shares purchased after that date with contributions previously received, and 289,600 shares that remain available for future grant under the 1997 Director Plan as of December 31, 2002. If the new Directors' Deferred Share Plan is approved by shareholders at the Annual Meeting, no future grants will be made under the 1997 Director Plan.

  THE 1994 DIRECTORS' STOCK OPTION PLAN

     The KeyCorp 1994 Directors' Stock Option Plan provides for grants to non-employee directors, on an annual basis, of options to purchase KeyCorp Common Shares. Options on 3,500 Common Shares were granted each year to each director. Options generally vest upon grant and expire ten years after grant. If a director ceases to serve as a director of KeyCorp, for any reason other than death or disability, the options held by such director will terminate three months after the director ceases to perform services as a KeyCorp director. If a director ceases to serve as a director due to a permanent and total disability, the options held by such director will terminate 12 months after the termination of such service to KeyCorp. If a director ceases to perform services to KeyCorp due to such director's death, the option may be exercised within a period prescribed by the Compensation Committee of the Board of Directors after the director's death, except that no option will be exercisable after its expiration date. The purchase price of the option shares is equal to the fair market value on the date of grant. As stated above, the 1994 Director Plan has been terminated, except with respect to awards granted prior to the date of termination, and no shares remain available for future issuance under such plan.

  THE 1997 STOCK OPTION PLAN FOR DIRECTORS

     The KeyCorp 1997 Stock Option Plan for Directors provides for the granting to non-employee directors, on an annual basis, of options to purchase KeyCorp Common Shares. The annual option grant to each director has a value (determined on a formula basis) on the grant date equal to 2.75 times the annual cash retainer payable to a director. Options generally vest upon grant and expire ten years after grant. If an optionee's status as a director ceases for any reason other than death, any option granted to him or her under the 1997 Director Plan will terminate 36 months (24 months if the option was granted prior to March 14, 2001) after the termination of such optionee as a director, provided that no option will be exercisable after its expiration date. If an optionee dies while serving as a director or after cessation of service but within the period during which he or she could have exercised the option as set forth in the preceding sentence, then the option may be exercised within 36 months (24 months if the option was granted prior to March 14, 2001) after (i) the date of the optionee's death in the case of an optionee who dies while still serving as a director and
(ii) the date the optionee ceased being a director in the case of an optionee who ceased being a director prior to such optionee's death, except that in no case will an option be exercisable after its expiration date. The purchase price of the option shares is equal to the fair market value on the date of grant. No future grants of options will be made under the 1997 Director Plan if the Directors' Deferred Share Plan is approved by shareholders at the 2003 Annual Meeting.

  THE DISCOUNTED STOCK PURCHASE PLAN

     The KeyCorp Stock Purchase Plan provides employees the opportunity to purchase Common Shares of KeyCorp at a 10% discount through payroll deductions and optional cash payments. Purchases are limited to $10,000 in any month and $50,000 in any calendar year. Shares in respect of those purchases are acquired on or around the 15th day of the month following the month of the payroll deductions and optional cash payments.

  THE DEFERRED COMPENSATION PLANS

     KeyCorp maintains a number of deferred compensation plans that provide for the deferral of compensation by directors and employees, which compensation can be deemed invested in accounts based on KeyCorp Common Shares and distributed in the form of KeyCorp Common Shares. Some of these plans include an employer matching feature that rewards employees with additional Common Shares at no additional cost. These plans are described in further detail on pages 18-19 of this Proxy Statement. As of December 31, 2002, 2,850,035 Common Shares have been allocated to the accounts of participants in these plans.

OTHER NON-SHAREHOLDER APPROVED EQUITY ARRANGEMENTS

     In addition to the awards described in the table, the Board of Directors awarded KeyCorp's Chief Executive Officer a total of 63,040 restricted shares at a grant price of $24.605 pursuant to the KeyCorp Chief Executive Officer Restricted Stock Plan. The total award was made by granting two separate restricted stock awards -- one award of 21,015 restricted shares and one award of 42,025 restricted shares. One-third of the 21,015 shares will vest on December 31, 2003 and one-third of the 42,025 shares will vest on December 31, 2004, subject only to continued employment. The other two-thirds of each of the two awards, subject to continued employment, will vest on December 31, 2008, but may vest earlier (on December 31, 2003 and December 31, 2004) if specified performance targets for the periods ending on those dates are attained. The performance targets relate to KeyCorp's stock price appreciation over the respective periods in comparison to the median of its peers in the Standard & Poor's 500 Banks Index. In certain circumstances relating to a change in control, the restrictions would not apply. No future awards will be made under this plan.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     KeyCorp's Board of Directors has delegated to its Compensation Committee (the "Committee") responsibility for executive compensation.

BACKGROUND ON OVERALL PROGRAM

     In designing KeyCorp's executive compensation program, KeyCorp and the Committee concluded that the program should:

     - Operate as a primary motivator in driving executive decisions and activities to enhance shareholder value.

     - Pay total compensation that is commensurate with KeyCorp's performance as compared with peer financial institutions.

     - Promote a strong pay for performance culture by ensuring that highly competitive compensation is conditioned upon the attainment of challenging objectives.

     - Permit KeyCorp to attract, retain, and motivate the best available executive talent by providing competitive pay opportunities.

     - Serve to retain high performing individuals by designing appropriate retention devices and providing deferred compensation opportunities.

     - Encourage substantial share ownership by executives.

     The executive compensation program -- including the establishment of salary ranges and market reference points (the approximate average salary for executives in similar jobs in the marketplace) -- was designed and implemented with the advice of an independent outside executive compensation consultant. Jobs within KeyCorp are valued on the basis of market median total compensation levels at peer companies rather than on the basis of internal job relationships within KeyCorp.

     Under the compensation program adopted by KeyCorp and the Committee, the total value of KeyCorp's compensation for executives will be positioned at the median total compensation at peer companies for the comparable position, although the individual compensation elements (base salary, annual and long term incentive compensation, and stock options) may vary from peer medians. For judging overall corporate performance, the Committee each year specifies a peer group. The 2002 peer group selected by the Committee was comprised of the companies in the Standard & Poor's 500 Banks Index.

     KeyCorp has also established stock ownership guidelines for its senior executives. Those guidelines were recently amended to increase the required stock ownership as set forth in the table below:

                                                              OLD GUIDELINE            NEW GUIDELINE
                                                          (STOCK OWNERSHIP AS A    (STOCK OWNERSHIP AS A
                                                             MULTIPLE OF BASE         MULTIPLE OF BASE
OFFICER                                                          SALARY)                  SALARY)
-------                                                   ----------------------   ----------------------
Chief Executive Officer.................................         5 times                  6 times
Direct Reports to Chief Executive Officer...............         2 times                  4 times
All Other Executive Council Members who participate in
  Long Term Incentive Plan..............................         1 times                  2 times

     Messrs. Stevens, Bunn, Buoncore, and Kopnisky are direct reports to the Chief Executive Officer.

     Newly hired executives have a reasonable period of time (3 to 5 years) to achieve the level of ownership set forth in the guidelines. For purposes of these guidelines, Common Shares include actual shares and restricted shares owned by the executive as well as phantom shares owned under KeyCorp's Excess 401(k) Savings Plan and deferred compensation plans. The Committee annually reviews stock ownership by the officers to monitor compliance with the stock ownership guidelines. At December 31, 2002, the senior executives covered by KeyCorp's stock ownership guidelines owned, in the aggregate, 127.3% of the KeyCorp Common Shares specified by the new guidelines.

     The Committee adopted in 2002 a policy that stock options granted to the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer and all other Section 16 insiders will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive's stock ownership meets the Corporation's stock ownership guidelines. Also, KeyCorp will begin expensing options, commencing with options granted in 2003.

     In addition, in 2002, the Committee established a policy that restricted stock awards and special retention and/or performance options will be granted or awarded on the condition that the recipient execute an agreement restricting post-employment use of confidential information and a one year post-employment prohibition against soliciting customers and/or hiring KeyCorp employees.

     The Committee on a regular periodic basis reviews each of the major elements of the overall compensation program (i.e. salary, annual and long term incentive compensation, and stock options) to determine whether that major element is competitive in the marketplace and effective in incenting desired performance behavior. In order to assist with these periodic reviews, the Committee generally retains an independent outside executive compensation consultant. The Committee has the sole authority to retain and terminate senior executive compensation consultants and to approve the arrangements with and fees paid to such compensation consultants.

2002 COMPENSATION

     Adjustments to an individual executive's salary are considered annually using competitive market comparisons and considering the executive's contribution to KeyCorp's success and accomplishment of individual and unit goals. The Committee has determined that KeyCorp will be better able to motivate executives to improve financial performance if a relatively large portion of senior executive compensation is "at risk", i.e. subject to incentive compensation plans. Consistent with this approach, annual salary adjustments in 2002 for senior executives as a group averaged approximately 2.29% excluding promotional salary adjustments in connection with executives being assigned expanded job responsibilities.

     "At risk" incentive compensation is designed to provide KeyCorp's senior executives with less total compensation than that of senior executives of peer companies in periods when KeyCorp's performance is poorer than the performance of such companies and to provide superior total compensation when performance is superior to the performance of such companies. KeyCorp maintains both short term incentive compensation plans focused primarily on annual operating performance and long term incentive compensation plans aimed at consistent achievement of financial and/or stock price appreciation over a multi-year performance cycle.

     The senior corporate officers of KeyCorp (including Messrs. Meyer and Stevens) participate in the annual incentive compensation plan described in the next paragraph. There are also various short term incentive compensation plans or arrangements for the different lines of business within KeyCorp. The performance metrics for these line of business plans are formulated based upon individual line of business operating plans and objectives. In the case of senior line of business officers (including Messrs. Bunn, Buoncore, and Kopnisky), their annual incentive compensation is based upon a combination of the Corporation's overall performance (as discussed in the next paragraph) and the performance of their respective lines of business.

     Under KeyCorp's annual incentive compensation plan as in effect for 2002, the Committee, at the beginning of the year, selects one or more financial criteria or performance factors and, if more than one factor is selected, assigns a weight to each factor. The factors are adjusted annually to incent specific performance behavior designed to achieve the Corporation's operating plan for the year. For 2002, the Committee selected three factors: earnings per share growth compared to peers (with a 35% weighting), earnings per share as compared to plan (with a 25% weighting), and return on equity as compared to plan (with a 40% weighting). For each factor, threshold, target and maximum performance goals are established. In establishing the target the Committee considers KeyCorp's operating plan for the current year, the outlook for the industry and the peer group, and the median performance of the peer companies with respect to that factor during the preceding 3 and 5 year periods. At the conclusion of the year, KeyCorp's actual performance on each of the factors is determined with the threshold being 50% of target payout, the target being 100%, and the maximum being 300% of target payout. If the threshold is not achieved for a factor, zero is assigned to that factor. Based on all the factors, a target pool percentage is mathematically established between 0% and 300%. The Committee has the discretion to increase or decrease by 30% the mathematically determined percentage to take into account factors such as the quality of earnings, the overall performance of the economy and the industry, and other quantitative items. Once the target pool percentage is established, it is multiplied against a target pool. The target pool is determined by adding up for each officer who is eligible to participate in the plan a specific percentage (ranging from 15% to 125%) of the market reference point of the officer's job grade (for example, if an officer is in job grade 86, 25% of such officer's salary market reference point would be included in the target pool). Multiplying the target pool percentage against the target pool establishes the actual pool of incentive compensation available for distribution. Individual payouts are based on the individual officer's performance and contribution to KeyCorp, taking into account the performance and contribution of the group or line of business in which the officer works. An officer may receive no incentive compensation in any given year and the plan does not restrict the maximum incentive award that may be paid to an individual participant so long as it is within the actual pool of incentive compensation available for distribution for the year.

     Based on the three metrics established at the beginning of 2002, the mathematical calculation of the target pool percentage was in excess of 77%, and the Committee established a target pool percentage for 2002 at 80%. This increase in the target pool percentage was based on the Committee's assessment that management has performed well in this difficult and volatile economic environment. While KeyCorp's 2002 financial performance was below plan (in large part because the plan had anticipated an improving economy in the second half of 2002 which did not materialize), KeyCorp had generally met 2002 earnings expectations as adjusted throughout the year for KeyCorp and the industry and performed favorably compared to peer companies. Also, KeyCorp's management effectively executed against the strategic initiatives it had undertaken in 2001, including tightly managing expenses, and made significant changes in upgrading the top leadership of the organization.

     The Committee established a new long term incentive compensation plan in 2002 for the most senior executives (approximately 30 executives). For the first time, the new long term incentive plan utilizes restricted stock or phantom stock units instead of cash as was used under previous long term plans. Under the plan the Committee established two compensation cycles: one two years in length and the other three years long. One-half (one-third in the case of the Chief Executive Officer) of the restricted or phantom stock will vest upon the expiration of the two or three year compensation cycle, as the case may be, if the recipient continues to be employed until such date. The remainder of the award has a performance based accelerated vesting feature. With respect to the 2002 awards, those performance accelerated shares will vest at the end of the two or three year compensation cycle, as the case may be, only if the percentage increase in KeyCorp's average daily stock price exceeds the percentage increase in the average daily stock price of the median of the banks which comprise Standard & Poor's 500 Banks Index. If the performance accelerated vesting provision is not satisfied, these shares will not vest unless there is continued employment for approximately seven years from the grant date. This plan was designed to align senior management's interest with shareholders by utilizing restricted or phantom stock, to serve as a retention device by its multi-year cycles, and to motivate financial performance that will result in above median stock price appreciation. Each of Messrs. Meyer, Stevens, Bunn, Buoncore, and Kopnisky participate in the plan.

     The Committee believes that senior executives will be motivated, and their financial interests will be aligned with those of shareholders, if stock options are awarded to senior executives. The Committee determines the stock option policies and makes the actual grants of options. It is the Committee's policy not to reprice options. The options awarded are non-qualified options except that, for senior executives, the Committee grants incentive stock options up to the maximum limit prescribed by the Internal Revenue Code, with any balance of options awarded being non-qualified options.

     With respect to options granted in 2001 and thereafter, the Committee adopted a policy that if an employee engages in "harmful activity" prior to or within six months after termination of employment with KeyCorp, then any profits realized upon the exercise of any covered option on or after one year prior to termination of employment shall inure to the benefit of KeyCorp and all unexercised covered options shall be forfeited. Harmful activity is broadly defined to include wrongful use or disclosure of, or failure to return, confidential information of KeyCorp, soliciting or doing a competing business with a customer of KeyCorp, or soliciting or hiring any other employee of KeyCorp.

     In general, the number of options granted to an executive is based on the executive's job grade. The Committee, with the assistance of an independent outside executive compensation consultant, periodically reviews market data as to a competitive number of options to be awarded at each job grade and the Committee, based on the market data, will from time to time adjust the target level of options at each job grade.

     With respect to the Chief Executive Officer and certain senior executives reporting directly to him, the Committee has determined that options covering a specific number of KeyCorp shares should be granted based on the job position. For other executives the Committee has established a threshold, target, and maximum number of shares to be covered by options for each job grade. Within these guidelines, the Committee bases grants of stock options on management's recommendation and other factors the Committee deems relevant.

     The aggregate number and vesting terms of options may vary depending on the Committee's judgment as to the best form of long term motivation appropriate under the particular circumstances. Options granted in 2002 generally vest one-third each year, resulting in full vesting after three years, but for certain special and/or retention options, which cliff vest in three years. In 2002, 1,240 executives of KeyCorp (including Messrs. Meyer, Stevens, Bunn, and Kopnisky) were awarded options covering 6,390,720 KeyCorp Common Shares.

     Salary adjustments for senior executives of KeyCorp, the annual and long term incentive compensation payments to such executives, and the grant of stock options are based upon the above methodology. In the case of executives with employment contracts, the same methodology is applied subject to compliance with salary and bonus minimums specified in such contracts. In the case of executives other than Mr. Meyer, the Committee also solicited from Mr. Meyer an evaluation of such executive's performance and a compensation recommendation, which evaluation and recommendation are additional factors considered by the Committee, in its sole discretion, in applying the above methodology.

     Internal Revenue Code Section 162(m) precludes a public corporation from taking an income tax deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers. Certain performance-based compensation is exempted from the limit upon deductibility. (For example, any compensation derived from the exercise of stock options under employee stock option plans of KeyCorp is exempt from this limit). KeyCorp's short term and long term incentive compensation plans provide that the Committee, in its sole discretion, has the authority to require deferral of payment of all or a portion of awards under any such plan if the Committee determines that KeyCorp would be denied deduction for federal income tax purposes for such award or the portion thereof. The Compensation Committee, in exercising its discretion, will balance the importance of the effectiveness of the incentive plans currently paying the earned incentive compensation against the materiality of any possible lost tax deductions.

     Mr. Meyer has an employment agreement with KeyCorp (see pages 32-33 of this Proxy Statement).

     In 2001, the Committee reviewed market data and consulted with a compensation expert in determining Mr. Meyer's base salary as he became the Chief Executive Officer of KeyCorp. At that time the Committee decided to increase Mr. Meyer's base salary to a market median in two steps, with the second step to occur in the February 1, 2002 increase. Therefore, Mr. Meyer's salary was increased to $950,000, effective February 1, 2002, one year after he became Chief Executive Officer of KeyCorp. Under the long term incentive plan, Mr. Meyer was awarded 21,015 phantom share units for the two year cycle 2002-2003 and 42,025 phantom share units for the three year cycle 2002-2004 (based on the share price of $24.605 on the date of grant, the aggregate of the awards has a value of $1,551,099). These awards were based on market data as to a competitive level of long term incentive compensation for chief executive officers at peer companies. As is the case of other senior executives, Mr. Meyer participated in 2002 in KeyCorp's Annual Incentive Plan. The Committee determined that Mr. Meyer's annual incentive award should be set at the same level as the target pool percentage established by the Committee for the Corporation under the annual incentive plan for 2002, i.e. 80% of target which equals $940,000. Overall, the Committee was well satisfied with Mr. Meyer's performance in 2002, including his leadership in restructuring and strengthening the senior management team, his continued focus in executing upon the strategic initiatives undertaken in 2001 upon his becoming Chairman, his efforts to strengthen management credibility with the investment community through his personal active communication, and his drive for improved financial performance.

Compensation Committee
Board of Directors
KeyCorp
          Cecil D. Andrus
          William G. Bares
          Carol A. Cartwright
          Alexander M. Cutler (Chair)
          Dennis W. Sullivan

                        KEYCORP STOCK PRICE PERFORMANCE

     The following graph compares the stock price performance of KeyCorp's Common Shares (assuming reinvestment of dividends) with that of the Standard & Poor's 500 Index, the Standard & Poor's 500 Banks Index, and a group of eleven other regional banks that had served as the peer group for the Proxy Statement prior to this year's Proxy Statement. Beginning with next year's Proxy Statement, the graph will no longer compare KeyCorp's stock performance to this group of banks but rather will only compare KeyCorp's stock performance with the Standard & Poor's 500 Index and the Standard & Poor's 500 Banks Index. This change is being made because the establishment of the Standard & Poor's 500 Banks Index provides KeyCorp with a group of 29 regional banks whose financial and stock price performance is published and therefore readily available for comparison purposes. Additionally, the smaller and diminishing size of the former peer group provides comparisons that are less meaningful and more difficult to ascertain. KeyCorp is included in both the Standard & Poor's 500 Index and the Standard & Poor's 500 Banks Index. The members of the formerly used peer group consist of Bank One Corporation, BB&T Corporation, Comerica Incorporated, FleetBoston Financial Corporation, Huntington Bancshares Incorporated, National City Corporation, PNC Financial Services Group, Inc., SunTrust Banks, Inc., U.S. Bancorp, Wachovia Corporation, and Wells Fargo & Company.

                  KEYCORP STOCK PERFORMANCE GRAPH* (1997-2002)

AVERAGE ANNUAL TOTAL RETURNS
KeyCorp                          -2%
S&P 500                          -1%
2001 Peer Group                   0%
S&P 500 Banks                     2%

                                              KEYCORP            2001 PEER GROUP         S&P 500 BANKS             S&P 500
                                              -------            ---------------         -------------             -------
12/31/1997                                    $100.00                $100.00                $100.00                $100.00
                                               107.54                 113.41                 112.32                 113.95
6/30/1998                                      101.94                 107.94                 111.12                 117.71
                                                83.32                  94.98                  92.19                 106.01
12/31/1998                                      93.01                 115.26                 111.23                 128.55
                                                88.82                 109.12                 109.25                 134.95
6/30/1999                                       94.84                 115.93                 113.88                 144.46
                                                76.86                  93.35                  94.33                 135.44
12/31/1999                                      66.54                  87.78                  91.38                 155.60
                                                58.08                  93.09                  92.32                 159.17
6/30/2000                                       54.63                  83.10                  84.63                 154.94
                                                79.60                 102.35                 104.45                 153.44
12/31/2000                                      89.12                 109.62                 111.50                 141.42
                                                83.07                 105.54                 110.62                 124.67
6/30/2001                                       84.90                 106.45                 115.17                 131.95
                                                79.55                 100.26                 108.38                 112.51
12/31/2001                                      81.24                 103.12                 111.78                 124.63
                                                90.00                 113.06                 121.46                 124.97
6/30/2002                                       93.21                 111.53                 120.87                 108.21
                                                86.23                  97.46                 106.93                  89.48
12/31/2002                                      87.82                 101.75                 110.60                  96.95

    * This stock price performance is not necessarily indicative of future price performance.

                    SHARE OWNERSHIP AND PHANTOM STOCK UNITS

     Five Percent Beneficial Ownership. KeyCorp has been advised that as of December 31, 2002, the following shareholder appeared to own more than 5% of the outstanding KeyCorp Common Shares:

                                                               AMOUNT AND NATURE       PERCENT OF
                                                                 OF BENEFICIAL        COMMON SHARES
NAME AND ADDRESS                                                   OWNERSHIP           OUTSTANDING
----------------                                              --------------------    -------------
Wellington Management Company, LLP..........................       25,328,217             5.96%
  75 State Street
  Boston, Massachusetts

     Beneficial Ownership of Common Shares and Investment in Phantom Stock Units. The following table lists current continuing directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth certain information with respect to (1) the amount and nature of beneficial ownership of KeyCorp Common Shares, (2) the number of phantom stock units, if any, and (3) total phantom stock units and beneficial ownership of KeyCorp Common Shares for such current continuing directors, nominees for director, and executive officers. The information provided is as of January 16, 2003.

                                                                                              TOTAL PHANTOM
                                     AMOUNT AND NATURE OF      PERCENT OF      PHANTOM       STOCK UNITS AND
                                     BENEFICIAL OWNERSHIP    COMMON SHARES      STOCK      BENEFICIAL OWNERSHIP
NAME                                 OF COMMON SHARES(3)     OUTSTANDING(4)    UNITS(5)      OF COMMON SHARES
----                                 --------------------    --------------    --------    --------------------
Cecil D. Andrus....................          60,800               --                --             60,800
William G. Bares...................          78,847               --            24,767            103,614
Thomas W. Bunn(1)..................          63,497               --                --             63,497
Richard J. Buoncore(1).............         184,939               --            65,285            250,224
Edward P. Campbell.................          39,300               --             4,240             43,540
Dr. Carol A. Cartwright............          43,377               --             3,050             46,427
Robert T. Clutterbuck(1)...........         605,419               --            18,085            623,504
Alexander M. Cutler................          32,000               --             1,979             33,979
Henry S. Hemingway(2)..............         204,180               --                --            204,180
Charles R. Hogan...................         388,136               --                --            388,136
Shirley A. Jackson.................           8,200               --               460              8,660
Jack L. Kopnisky(1)................         244,323               --             7,037            251,360
Douglas J. McGregor................          63,988               --            10,714             74,702
Eduardo R. Menasce.................             200               --                --                200
Henry L. Meyer III(1)..............       1,314,331               --            99,448(6)       1,413,779
Steven A. Minter...................          76,369               --            28,226            104,595
Bill R. Sanford....................          40,000               --                --             40,000
Thomas C. Stevens(1)...............         366,371               --            24,043            390,414
Dennis W. Sullivan.................          73,200               --            62,571            135,771
Peter G. Ten Eyck, II..............          84,900               --                --             84,900
All directors, nominees and
  executive officers as a group
  (26).............................       5,198,997               --           412,431          5,611,428

---------------

(1)With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 2002.

(2)Certain of these KeyCorp Common Shares are held in trusts over which Mr. Hemingway, as a co-trustee, has shared power to vote and dispose of such Common Shares.

(3)Includes options vested as of March 17, 2003. The directors, nominees, and executive officers listed above hold vested options as follows: Mr. Andrus 56,800; Mr. Bares 70,800; Mr. Bunn 25,000; Mr. Buoncore 26,000; Mr. Campbell 37,300; Dr. Cartwright 42,800; Mr. Clutterbuck 309,445; Mr. Cutler 30,000; Mr. Hemingway 79,836; Mr. Hogan 79,836; Dr. Jackson 8,200; Mr. Kopnisky 181,000; Mr. McGregor 56,800; Mr. Menasce 0; Mr. Meyer 1,056,666; Mr. Minter 70,800; Mr. Sanford 30,000; Mr. Stevens 315,000; Mr. Sullivan 70,800; Mr. Ten Eyck 79,836; all directors, nominees, and executive officers as a group 3,571,819.

(4)No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 17, 2003.

(5)Investments in phantom stock units by directors are made pursuant to the KeyCorp Director Deferred Compensation Plan, whereby directors may defer payment of all or a portion of their directors fees in a Common Shares Account consisting of "phantom stock units." On a quarterly basis, the Common Shares Account is credited with an additional number of phantom stock units equal to the number of Common Shares that could be purchased at market value with the sum of the director's deferred fees for the quarter, plus the amount of quarterly dividends on the phantom stock units in the Common Shares Account during the quarter as if such phantom stock units were Common Shares. At the time of distribution from the Common Shares Account, an actual Common Share is issued for each phantom stock unit that is in the account.

   Investments in phantom stock units by KeyCorp executive officers are made pursuant to the KeyCorp Excess 401(k) Savings Plan (the "Excess 401(k) Plan") and KeyCorp Deferred Compensation Plan (the "Deferred Plan"). Under both of those Plans, contributions to a participant's phantom stock account are treated as if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account.

   No Common Shares are issued in connection with the Director Deferred Compensation Plan, the Excess 401(k) Plan or the Deferred Plan until the time of distribution from the account (i.e., these are unfunded plans with "phantom stock" units); accordingly, directors and executive officers participating in these Plans do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued.

(6)Includes 40,485 restricted phantom stock units awarded to Mr. Meyer which will be paid in cash to Mr. Meyer upon the fulfillment of conditions set forth in Mr. Meyer's award.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     KeyCorp's directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission. The Commission has established certain due dates for these reports. KeyCorp knows of no person who failed to timely file any such report during 2002.

                                 AUDIT MATTERS

                                   AUDIT FEES

     Ernst & Young billed KeyCorp in the aggregate $2,723,000 for fees for professional services in connection with the audit of KeyCorp's annual financial statements for the year ended December 31, 2001, reviews of financial statements included in KeyCorp's Forms 10-Q for 2001, and 2001 audits of KeyCorp subsidiaries. Ernst & Young billed KeyCorp in the aggregate $2,592,000 for fees for professional services in connection with the audit of KeyCorp's annual financial statements for the year ended December 31, 2002, reviews of financial statements included in KeyCorp's Forms 10-Q for 2002, and 2002 audits of KeyCorp subsidiaries.

                               AUDIT-RELATED FEES

     Ernst & Young billed KeyCorp in 2001 in the aggregate $1,525,000 for fees for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp's financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports and internal control reports. Ernst & Young billed KeyCorp in 2002 in the aggregate $1,022,000 for fees for assurance and related services that are reasonably related to the performance of the audit and review of KeyCorp's financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports and internal control reports.

                                    TAX FEES

     Ernst & Young billed KeyCorp in 2001 in the aggregate $4,588,000 for fees for tax compliance, tax consulting, and tax planning. Ernst & Young billed KeyCorp in 2002 in the aggregate $4,025,000 for fees for tax compliance, tax consulting, and tax planning. These services consisted of income tax advisory services in connection with corporate structuring initiatives, as well as tax compliance services provided to certain KeyCorp domestic and foreign subsidiaries and employee benefit plans, executive tax compliance services, and other miscellaneous services.

                                 ALL OTHER FEES

     Ernst & Young billed KeyCorp in 2001 in the aggregate $484,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of compliance reviews and actuarial review services. Ernst & Young billed KeyCorp in 2002 in the aggregate $1,005,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of a review of cash management processes, actuarial review services, litigation support services, and compliance reviews.

                      PRE-APPROVAL POLICIES AND PROCEDURES

     The Committee's pre-approval policies and procedures are attached to this Proxy Statement as Appendix E.

                          AUDIT COMMITTEE INDEPENDENCE

     The members of KeyCorp's Audit Committee are independent (as independence is defined by the applicable provisions of the New York Stock Exchange listing standards).

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the KeyCorp Board of Directors is composed of four outside directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp's independent auditors, subject to shareholder ratification.

     Management is responsible for KeyCorp's internal controls and financial reporting process. Ernst & Young, KeyCorp's independent auditors, is responsible for performing an independent audit of KeyCorp's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to provide oversight to these processes.

     In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee's oversight assure that the audit of KeyCorp's financial statements has been carried out in accordance with generally accepted auditing standards or that the Audited Financial Statements are presented in accordance with generally accepted accounting principles.

     The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2002 ("Audited Financial Statements") with KeyCorp's management. In addition, the Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with Ernst & Young its independence from KeyCorp. The Committee has considered whether Ernst & Young's provision of non-audit services to KeyCorp is compatible with maintaining Ernst & Young's independence.

     Based on the foregoing review and discussions and relying thereon, the Committee has recommended to KeyCorp's Board of Directors the inclusion of the Audited Financial Statements in KeyCorp's Annual Report for the year ended December 31, 2002 on Form 10-K, to be filed with the Securities and Exchange Commission.

Audit Committee
Board of Directors
KeyCorp

     Edward P. Campbell (Chair)
     Eduardo R. Menasce
     Bill R. Sanford
     Peter G. Ten Eyck, II

                       SHAREHOLDER PROPOSALS FOR THE YEAR 2004

     The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for next year's Annual Meeting of Shareholders is December 15, 2003. This deadline applies to proposals submitted for inclusion in KeyCorp's Proxy Statement for the 2004 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.

     Proposals of shareholders submitted outside the process of Rule 14a-8 under the Exchange Act in connection with the 2004 Annual Meeting must be received by the Secretary of KeyCorp on or before the date determined in accordance with KeyCorp's Amended and Restated Regulations or they will be considered untimely under Rule 14a-4(c) of the Exchange Act. Under the KeyCorp Amended and Restated Regulations, proposals generally must be received by KeyCorp no fewer than 60 and no more than 90 days before an annual meeting. However, if KeyCorp does not give notice, or provide public disclosure, of the meeting at least 75 days in advance, proposals must be received within 15 days after the date the notice was mailed or such public disclosure was made. The Amended and Restated Regulations further require, among other things, that the notice by the shareholder set forth the text of the proposal to be presented and a brief written statement of the reasons why the shareholder favors the proposal. The proposal must also set forth the shareholder's name, record address, the number and class of all shares of each class of KeyCorp stock beneficially owned by such shareholder and any material interest of such shareholder in the proposal.

     The person presiding at the meeting may refuse to permit to be brought before the meeting any shareholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the Amended and Restated Regulations are applicable to shareholders desiring to nominate candidates for election as directors as provided on page 51 of this Proxy Statement.

     The KeyCorp proxy relating to the 2004 Annual Meeting of KeyCorp will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 that are not presented in accordance with the KeyCorp Amended and Restated Regulations.

                            HOUSEHOLDING INFORMATION

     Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless KeyCorp received contrary instructions from one or more of the shareholders.

     If a shareholder at a shared address to which a single copy of the Annual Report and Proxy Statement was delivered wishes to receive a separate copy of the Annual Report or Proxy Statement, he or she should contact KeyCorp's transfer agent, Computershare Investor Services LLC ("Computershare"), by telephoning 800-539-7216 or by writing to Computershare at 2 North LaSalle Street, Chicago, Illinois 60602. The shareholder will be delivered, without charge, a separate copy of the Annual Report or Proxy Statement promptly upon request.

     If shareholders at a shared address currently receiving multiple copies of the Annual Report and Proxy Statement wish to receive only a single copy of these documents, they should contact Computershare in the manner provided above.

                                    GENERAL

     The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.

     Certain rules promulgated by the Securities and Exchange Commission governing proxy disclosure specify the circumstances under which KeyCorp is required to include in its proxy statement a shareholder proposal, including the requirement for timely submission of the proposal to KeyCorp by the shareholder. If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders which has not been included in KeyCorp's proxy statement, the shareholder must strictly comply with the applicable notice and procedural requirements set forth in KeyCorp's Regulations. A copy of the Regulations is available to any shareholder, without charge, upon request to the Secretary of KeyCorp. Pursuant to KeyCorp's Regulations, a shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote. These provisions of the Regulations govern proper submission of items to be put to a shareholder vote and do not preclude discussion by any shareholder of any business properly brought before the meeting.

     Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp's Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more than 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp's Regulations upon request to the Secretary of KeyCorp.

     KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. Officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $30,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy material to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, or other means.

     You are urged to vote your shares promptly by telephone, the internet, or by mailing your signed proxy card in the enclosed envelope in order to make certain your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification is made on a properly executed proxy card or by the internet, the proxies will vote for the election as directors of the nominees named herein (Issue One of this Proxy Statement), and for approval of the KeyCorp Amended and Restated Discounted Stock Purchase Plan (Issue Two of this Proxy Statement), for approval of the KeyCorp Deferred Equity Allocation Plan (Issue Three of this Proxy Statement), and for approval of the KeyCorp Directors' Deferred Share Plan (Issue Four of this Proxy Statement), and in favor of ratifying the appointment of Ernst & Young as independent auditors for the fiscal year ending December 31, 2003 (Issue Five of this Proxy Statement). Abstentions and, unless a broker's authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal as each abstention and broker non-vote would be one less vote in favor of a proposal. Until the vote on a particular matter is actually taken at the meeting, you may revoke a vote previously submitted (whether by proxy card, internet or telephone) by submitting a subsequently dated vote (whether by proxy card, internet or telephone) or by giving notice to KeyCorp or in open meeting; provided such subsequent vote must in all cases be received prior to the vote on the particular matter being taken at the meeting. Your mere presence at the meeting will not operate to revoke your proxy card or any prior vote by the internet or telephone.

                                                                      APPENDIX A

             KEYCORP AUDIT COMMITTEE CHARTER AS OF JANUARY 16, 2003

     Committee Mission: The Committee acts on behalf of the KeyCorp Board of Directors to assist Board oversight of the integrity of the Corporation's financial statements, compliance with legal and regulatory requirements, the independent auditors' qualifications and independence, the performance of the Corporation's internal audit function and independent auditors. The Committee also prepares its report required to be included in the Corporation's annual proxy statement in accordance with the Securities Exchange Act of 1934, as amended.

     Members of the Committee are appointed by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee and shall serve at the pleasure of the Board. The Board of Directors shall appoint the Committee Chair. Members of the Committee shall individually meet the independence requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 and shall collectively meet the experience requirements of the New York Stock Exchange.

     The Committee, without the necessity of seeking Board approval, shall have the authority to retain special legal, accounting, or other consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Committee shall make regular reports of its meetings to the Board of Directors.

     Functions, Duties, and Authorities.  The Committee shall:

      1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors;

      2. With respect to the independent auditors,

       (i) have sole authority to select, retain, evaluate, and replace the independent auditors;

       (ii) approve all non-audit services for the Corporation (the Chair of the Committee shall have the authority to grant any required approvals, subject to the Chair reporting any such approvals to the Committee at its next scheduled meeting);

       (iii) approve all audit services for the Corporation (the Chair of the Committee shall have the authority to grant any required approvals, subject to the Chair reporting any such approvals to the Committee at its next scheduled meeting);

       (iv) instruct the independent auditors that the independent auditors are accountable to the Committee;

       (v)   obtain a report from the independent auditors at least annually
             (b) regarding (a) the auditors' internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, (c) any steps taken to deal with such issues, and (d) all relationships between the auditors and the Corporation so that the Committee may assess the auditor's independence;

       (vi) ensure that the independent auditors prepare and deliver annually a Statement of Independence (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement) and discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Corporation's independent auditors; and

       (vii) as appropriate as determined by the Committee, obtain advice and assistance from outside legal, accounting or other advisors.

     3. With respect to the preparation of financial reports and the conduct of the related audits of the Corporation,

       (i) advise management and the independent auditors that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices (and, in that regard, the Committee directs, and shall be entitled to rely upon, management and the independent auditors to identify financial reporting issues and practices, if any, of significance requiring Committee oversight);

       (ii) discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 as from time to time in effect (including any Standard hereafter issued in replacement thereof) relating to the conduct of the audit of the Corporation;

       (iii) meet with management and the independent auditors to (a) discuss the scope of the annual audit, (b) discuss the annual audited financial statements including disclosures made in management's discussion and analysis, (c) discuss any significant matters arising from the audit or report as disclosed to the Committee by management or the independent auditors, (d) review the form of opinion the independent auditors propose to render with respect to the audited annual financial statements, (e) discuss significant changes to the Corporation's auditing and accounting principles, policies, or procedures proposed by management or the independent auditors, and (f) inquire of the independent auditors of significant risks or exposures, if any, that have come to the attention of the independent auditors and any difficulties encountered in conducting the audit, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

       (iv) meet with management and the independent auditors to discuss any report required of the independent auditors by Section 204 of the Sarbanes-Oxley Act and rules promulgated thereunder by the Securities and Exchange Commission including any report pertaining to critical accounting policies and practices to be used by the Corporation; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

       (v) meet with management and the independent auditors to discuss the Corporation's quarterly financial statements including disclosures made in management's discussion and analysis;

       (vi) obtain from the independent auditors assurances that in the course of conducting an audit that no "illegal act" (as defined in Section 10A of the Securities Exchange Act of 1934, as amended) has been detected or otherwise come to the attention of the independent auditors that is required to be disclosed to the Committee under said Section 10A; and

       (vii) review with representatives of the independent auditors, management, and the risk management group, the adequacy of the Corporation's internal controls which shall include a review of the disclosures required to be reported to the Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the Securities and Exchange Commission;

      4. Discuss generally with management the Corporation's earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and rating agencies; provided, however, the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance;

      5. Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("Act") provisions relating to independent audits and reporting requirements, and the FDIC regulations relating thereto, review with management and the independent auditors the basis for the annual reports required by the Act and the regulations relating thereto, and otherwise perform the duties of the audit committee under such regulations;

      6. Supervise and direct any special projects or investigations the Committee considers necessary;

      7. Serve as the liaison to the Board of Directors and provide oversight with respect to community reinvestment act activities of bank subsidiaries of the Corporation;

      8. Review with the Corporation's General Counsel legal matters that may have a material impact on the financial statements and any material reports or inquiries received from regulators or government agencies raising significant issues as to compliance with applicable laws;

      9. Meet separately, periodically, with representatives of management, the senior officer of the risk management group and the senior auditor, and the independent auditors;

     10. Set policies for the Corporation's hiring of employees or former employees of the independent auditors;

     11. Provide oversight as the audit committee for the Corporation's banking subsidiaries (and, in that regard, the Committee directs, and shall be entitled to rely upon, the risk management group, management and independent auditors to identify issues, if any, of significance requiring Committee oversight);

     12. Meet with management and, in particular, appropriate representatives of the risk management group to discuss policies with respect to risk assessment, risk management and the process by which risk assessment and management is undertaken; provided, however, the Finance and Risk Management Committee shall provide primary review and oversight of the Corporation's credit risk, market risk, interest rate risk, liquidity risk, funding risk, and information security and fraud risk, with this Committee retaining responsibility over audit, financial reporting, compliance and legal matters;

     13. Review the appointment and replacement of the senior officer of the risk management group and the senior auditor, both of whom shall have a direct reporting relationship with the Committee (both officers shall report administratively to the appropriate Corporation executives);

     14. Advise the senior officer of the risk management group and the senior auditor that they are expected to provide to the Committee (i) summaries of and, as appropriate, significant audit reports to management, and management responses relating thereto, and (iii) significant inspection and examination reports;

     15. Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, and auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

     16. Prepare any report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement; and

     17. Conduct and review with the Board of Directors annually an evaluation of the Committee's performance with respect to the requirements of this Charter.

     While the Committee has the functions, duties and authorities set forth in this Charter, its role is one of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management. The independent auditors are responsible for planning and carrying out a proper audit and review, including reviews of the Corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not employees of the Corporation and are not, and do not represent themselves to be, serving as accountants or auditors. As such, it is not the responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting procedures and each member of the Committee shall be entitled to rely, in good faith, on the integrity of those persons or organizations within and outside of the Corporation that it receives information, opinions, reports, or statements from and the accuracy of the financial and other information, opinions, reports, or statements provided to the Committee by such persons or organizations.

     Delegation to Subcommittee. The Committee may delegate to a subcommittee of its members (including alternates) any of its functions, duties and authorities, on such terms and conditions and with such limitations (if any) as the Committee deems appropriate.

                                                                      APPENDIX B

                          KEYCORP AMENDED AND RESTATED
                         DISCOUNTED STOCK PURCHASE PLAN

The Amended and Restated Discounted Stock Purchase Plan (the "Plan") offers you a convenient and inexpensive method to accumulate Common Shares of the Corporation.

     1. PURPOSE. This Plan is designed to provide Eligible Employees (as defined below) of the Corporation and its subsidiaries with an opportunity to purchase Common Shares of the Corporation through payroll deductions and optional cash payments and thereby to better enable the Corporation and its subsidiaries to retain and attract qualified employees and to provide additional incentives to Eligible Employees through increased stock ownership.

     2. ADMINISTRATION. Computershare Investor Services LLC (the "Plan Administrator"), or its successor or assign, will administer the Plan, maintain records, send statements of account to participants, and perform other duties relating to the Plan. If at any time Common Shares are purchased on the open market or from sources other than the Corporation, Morgan Stanley Dean Witter has been designated as the purchasing agent for the participants under the Plan. Morgan Stanley Dean Witter or such other agent for the participants as the Corporation may designate from time to time is referred to herein as the "Purchasing Agent". If Common Shares are to be purchased on the open market or otherwise from sources other than the Corporation, the Purchasing Agent, in its sole discretion, will determine the times and the prices at which such purchases will be made. The Corporation reserves the right to replace the Purchasing Agent from time to time. The administration of the Plan shall be supervised by the Corporation. Except as set forth below, the Corporation shall have full power and authority to designate the employees who are eligible to participate in the Plan (the "Eligible Employee"), to interpret the provisions of the Plan, and to supervise the administration of the Plan. All decisions of the Corporation shall be final.

     3. ERISA. This Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not a qualified plan under Section 401(a) or any other applicable Section of the Internal Revenue Code.

     4. SHARES SUBJECT TO THE PLAN. The shares subject to this Plan are the Corporation's Common Shares with a par value of $1 each, including the related rights ("Rights") to purchase Common Shares ("Common Shares"). All Common Shares purchased under the Plan will be purchased from the Corporation, on the open market, or otherwise from sources other than the Corporation, provided that Common Shares purchased by an employee who is a director or officer of the Corporation within the meaning of Section 16 of the Securities Exchange Act, as amended (the "Exchange Act"), and the regulations thereunder shall be purchased from the Corporation. The total number of Common Shares that may be offered and sold under this Plan may not exceed 4,000,000 subject to adjustment in accordance with paragraph 19 herein. Each Common Share purchased under the Plan will be accompanied by a related Right to purchase one Common Share.

     5. ELIGIBLE EMPLOYEES. The Corporation has full power and authority to designate the employees who are Eligible Employees for purposes of the Plan. Eligible Employees shall include each employee of the Corporation and its subsidiaries, except that the following employees shall not be Eligible
Employees: (a) any
employee of the Corporation or its subsidiaries who does not regularly work twenty hours per week or more; (b) any employee who has not attained age eighteen; and (c) any seasonal employee who does not work more than twenty hours per week or who is not regularly employed during the busy season applicable to the office at which the employee works. Moreover, any employee who, after making the maximum payroll deductions and cash payments permitted under Paragraph 11 of the Plan for any particular month, would own stock representing five percent or more of the total combined voting power or value of all classes of stock of the Corporation (after application of the rules for determining stock ownership under Section 424(d) of the Internal Revenue Code and treating stock which the employee may purchase under outstanding options as owned by the employee) shall cease to be an Eligible Employee immediately prior to that month. For the purpose of determining the regularity of seasonal employment, a seasonal employee does not become an Eligible Employee until after the employee has worked for two successive seasons. Failure to report for seasonal work shall forfeit the employee's eligibility until a new qualification period of two successive seasons has been completed. Participation by employees is entirely voluntary.

     6. OFFERING OF SHARES. The Common Shares subject to this Plan shall be offered to each Eligible Employee who properly completes an authorization form for the Plan ("Authorization Form"). A completed Authorization Form should be returned to the Employee Service Unit. Authorization Forms are available from the Employee Service Unit. The Eligible Employee may only participate in the optional cash payment feature of the Plan if the Eligible Employee is concurrently participating in the Plan by making payroll deductions or has in the past participated in the Plan by making payroll deductions. Eligible Employees may enroll in the Plan or may amend their Authorization Forms on thirty days written notice to the Employee Service Unit.

     7. PARTICIPANT PLAN ACCOUNTS. The payroll deductions and other optional cash payments made in advance of any Investment Date (as defined below) on behalf of each participating employee shall be credited, for bookkeeping purposes, to the participant's Plan account. No interest shall be credited to such Plan account unless otherwise determined by the Corporation. The funds credited to the Plan accounts shall be segregated from, and not commingled with, other funds of the Corporation; Common Shares, including fractional shares (to three decimals), purchased under the Plan for each participant will also be credited to the Plan account of the participant.

     8. INVESTMENT DATE. With the respect to all payments made by the participant under the Plan, "Investment Date" means the dividend payment date on the Corporation's Common Shares in any month in which there is a dividend payment, or, if there is not such dividend payment in the month, then the 15th day of such month, except that if such date falls on a Saturday, Sunday, or legal holiday, then the Investment Date will be the preceding business day.

     9. PURCHASE OF SHARES. Payroll deductions will be retained by the Employee Service Unit until the end of each calendar month. If the Common Shares are purchased from the Corporation, the funds from payroll deductions will be invested on the Investment Date of the following month. If the Common Shares are purchased from sources other than the Corporation, the payroll deductions will be forwarded to the Purchasing Agent and will be invested as soon as practicable beginning on the Investment Date of the month following the month in which the deduction was made, but in any event within 35 days of the date at which the Plan Administrator receives the funds. If the Common Shares are purchased from the Corporation, optional cash payments made by participants will be invested on the first Investment Date following receipt by the Plan

Administrator of such payment at the address specified in Paragraph 23 below. If the Common Shares are purchased from sources other than the Corporation, the optional cash payment will be invested as soon as practicable beginning on an Investment Date following receipt by the Plan Administrator of such payment at the address specified in Paragraph 23 below, but in no event later than the second Investment Date following receipt by the Plan Administrator of such payment. No interest will be paid on payments pending their investment.

     10. LIMITATIONS ON THE PURCHASE OF SHARES. Each participant is limited in the amount of optional cash payments and payroll deductions which may be made to the Plan in any month. With respect to employees participating through payroll deduction, each payroll deduction must be a minimum of $5 and must be in multiples of $5. In addition, employees may make voluntary cash contributions in any amount, subject to the overall limitations set forth in the next sentence. All deductions and other optional cash payments to the Plan from any participant may not exceed $10,000 in any month, and $50,000 in any calendar year. The Corporation will not approve optional cash purchases in excess of the maximum amount set forth herein.

     11. REPORTS TO PARTICIPANTS. Each participant in the Plan will receive a statement of account for every month in which there is activity in the participant's account. These statements are a record of the date and cost of purchases made and should be retained for income tax purposes. In addition, each participant will receive, from time to time, copies of all reports, proxy statements, and other communications distributed to holders of the Common Shares generally. Each participant will receive annually Internal Revenue Service Information on Form 1099 for reporting dividend and other income. Because participants in the Plan are automatically enrolled in the Corporation's Dividend Reinvestment and Cash Payment Plan, each participant will also receive a prospectus which sets forth the terms of the plan and any amendments or supplements thereto.

     12. AUTOMATIC TERMINATION OF PARTICIPATION AND CHANGING PAYROLL
DEDUCTION. A participant may terminate his or her participation in the Plan by giving thirty day's written notice to the Employee Service Unit. Upon such notice to terminate participation in the Plan, the right to purchase Common Shares through the Plan shall end and the balance of the uninvested funds in the participant's Plan account, if any, shall be remitted to the participant. A participant may also, with thirty days' written notice and completion of a new Authorization Form submitted to the Employee Service Unit, decrease or increase the amount of his or her authorized payroll deductions in multiples of $5.00.

     13. PURCHASE PRICE. Eligible Employees who participate in the Plan will receive a 10% purchase price discount on all Common Shares purchased through the Plan. The purchase price for the Common Shares purchased from the Corporation will be 90% of the mean between the highest and the lowest reported sales prices of Common Shares on the New York Stock Exchange ("NYSE") on the Investment Date, or if no sales prices of Common Shares are reported on the NYSE on such date, the average of the means between the highest and lowest sales prices on the nearest dates before and after the Investment Date on which such sales prices are reported. The purchase price to the participant of Common Shares purchased from sources other than the Corporation will be 90% of the weighted average price paid by the Purchasing Agent in all such purchases made with respect to the applicable Investment Date. No commission or service charge is paid by a participant in connection with purchases under the Plan. In no event may previously unissued Common Shares be issued at a price less than the par value of such Common Shares.

     14. TERMINATION OF EMPLOYMENT. If a participant terminates his or her employment, participation in the Plan shall immediately terminate and the balance of the uninvested funds in the participant's Plan account shall be remitted to the participant. As soon as is administratively feasible after the termination, the Plan Administrator will convert the participant's account to a regular customer account with a dividend reinvestment feature. In connection with the termination of a participant's account, if a participant requests in writing, the Plan Administrator will sell through the Purchasing Agent full shares which the participant requests the Plan Administrator to sell and deliver to the participant the proceeds, less any brokerage fee or commission, any transfer tax, and any other administrative costs of sale.

     15. TRANSFERABILITY OF PLAN INTEREST, RIGHTS AND COMMON SHARES. The right to purchase Common Shares under this Plan may not be transferred by a participant, and may be exercised during the participant's lifetime only by the participant or by his or her legal representative.

     Common Shares in the account of a participant under the Plan may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign any such Common Shares in the participant's Plan account must first withdraw such Common Shares from the Plan account. Each Common Share purchased under the Plan is accompanied by a related right to purchase one Common Share pursuant to the Rights Agreement dated May 15, 1997 between KeyCorp and KeyBank National Association, Rights Agent. The rights are evidenced by certificates representing the Corporation's Common Shares. Such rights will be transferred along with and only with the Common Shares.

     16. RIGHTS OF SHAREHOLDER. Common Shares in a participant's Plan account will be held in the name of the Plan Administrator or its nominee. The number of Common Shares in a participant's account under the Plan will be shown on the participant's statement of account. Certificates for whole Common Shares will be issued to a participant upon the participant's withdrawal of such shares from the Plan account or termination of a participant's participation in the Plan, unless the participant requests the Plan Administrator in writing to sell such shares, through the Purchasing Agent, for the participant's account.

     Cash dividends payable with respect to Common Shares in the participant's Plan account, including a pro rata dividend on fractional Common Shares, will be used automatically to purchase additional Common Shares (including fractional shares) at a 10% purchase price discount and otherwise in accordance with the Corporation's Dividend Reinvestment and Cash Payment Plan and such additional Common Shares shall also be added to the participant's Plan account.

     Any dividend payable in Common Shares or split shares distributed by the Corporation on Common Shares in a participant's Plan account will be added to such account.

     For each meeting of shareholders, each participant will receive proxy material that will enable the participant to vote the Common Shares registered in the participant's name and the Common Shares in the participant's Plan account. If a participant elects, such participant may vote Common Shares, including all Common Shares in the participant's Plan account, in person at the shareholder's meeting. If no instructions are indicated on a properly signed and returned proxy card, all of the participant's Common Shares -- those registered in the participant's name and those in the participant's Plan account -- will be voted in accordance with the recommendations of the Corporation's management.

     17. WITHDRAWAL OR SALE OF SHARES FROM PLAN ACCOUNT. A participant may withdraw Common Shares from the participant's Plan account at any time. However, Common Shares withdrawn from the Plan within one year of their date of purchase will forfeit the 10% purchase price discount available under the Plan. If a participant requests that Common Shares in the account be sold, and if the request cannot be fully accommodated with Common Shares in the account other than Common Shares that were purchased at a discount within one year, the amount of the purchase price discount related to such Common Shares held for less than one year will be deducted from the sale proceeds by the Plan Administrator or invoiced to the participant. Common Shares in a participant's Plan account held for more than one year may be withdrawn by a participant by notifying the Plan Administrator in writing specifying the number of shares to be withdrawn. Certificates for whole Common Shares so withdrawn will be issued to and registered in the name of the participant, unless the participant requests the Plan Administrator in writing to sell such shares for the participant's account. If a participant requests such sale, the sale will be made by the Purchasing Agent for the participant's account within a reasonable time after the participant's withdrawal is processed. The participant will be entitled to receive the remaining proceeds from such sale, less any brokerage fees or commissions, any transfer tax, and any other administrative costs of sale, which fees and costs will either be deducted from the sale proceeds or invoiced to the participant.

     18. FEDERAL TAX CONSEQUENCES. The amount of the purchase price discount attributable to purchases made under the Plan will be treated for Federal Income Tax purposes as ordinary compensation to the participant. In addition, in the case of Common Shares purchased from sources other than the Corporation, commission and the brokerage fees paid by the Corporation in connection with such purchases will be taxable income to the participants in an amount equal to each participant's pro rata share of such commission and fees and will be reported as ordinary income for the calendar year by the Corporation with respect to each participant's Plan account. Participants will also be subject to income tax, unemployment, social security, and medicare taxes on the amount of any purchase price discount received. See Purchase Price, paragraph 13 above. Appropriate taxes will be withheld from compensation otherwise payable to employees participating in the Plan.

     Participants are advised to consult their own tax advisors to determine the particular Federal, state, local, and foreign income tax consequences that may result from their participation in the Plan and the subsequent sale or other disposition of Common Shares under the Plan. The income tax consequences vary by jurisdiction.

     19. ADJUSTMENTS UPON CHANGE IN SHARES. In the event of any change in the Common Shares subject to the Plan by reason of a merger, consolidation, reorganization, or other corporate transactions or of a stock dividend, stock split, or other capital adjustment, the total number and class of shares that may be offered and sold under this Plan shall be appropriately adjusted.

     20. TERMINATION OR AMENDMENT OF THE PLAN. The Corporation may amend, suspend, modify, or terminate the Plan at any time; provided, however, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation's authority to offer similar or dissimilar benefits under other plans without shareholder approval consistent with the rules of the New York Stock Exchange. Notice of any such amendment, suspension, modification, or termination will be sent to all participants. Any such amendments shall conclusively be deemed to be accepted by the participant, unless prior to the effective date of any such amendment as set forth in the notice, the Plan Administrator receives written notice of termination of the participant's account. Upon the termination of the Plan, any uninvested balance in the participant's Plan account will be returned, certificates for whole Common Shares in a participant's account under the Plan will be issued, and a cash payment will be made in lieu of issuance of any fraction of a Common Share.

     21. COMPLIANCE WITH SECURITIES LAWS. No Common Shares may be purchased under this Plan until the Corporation has taken all actions then required to comply with the Securities Act of 1933, as amended, the Exchange Act, the Ohio Securities Act, as amended, any other applicable state securities laws, and the rules of any exchange on which the Common Shares may be listed.

     22. EFFECTIVE DATE. The original Discounted Stock Purchase Plan became effective March 1, 1994, and was amended from time to time. The KeyCorp Board of Directors adopted the KeyCorp Amended and Restated Discounted Stock Purchase Plan on March 13, 2003, subject to shareholder approval.

     23. ADDITIONAL INFORMATION. For questions regarding enrollment in the Plan and changes in payroll deductions please contact Employee Service Unit at 1-888-KEYS2HR. For all other questions regarding the Plan, please contact the Plan Administrator at the following address:

                          Shareholder Services -- KEY
                      Computershare Investor Services LLC
                             2 North LaSalle Street
                               Chicago, IL 60602
                           Telephone: 1-800-539-7216

                                                                      APPENDIX C

                                    KEYCORP

                        DEFERRED EQUITY ALLOCATION PLAN

                                   ARTICLE I

                                    PURPOSE

     The purpose of the Plan is to establish limits on the crediting of Common Shares pursuant to the Corporation's Deferred Compensation Plans as in effect from time to time, and to provide the shareholders of the Corporation with the opportunity to approve such limits.

                                   ARTICLE II

                                  DEFINITIONS

     For the purposes of this Plan, the following words shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:

          (a) "Board" shall mean the Board of Directors of the Corporation, and to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 5.1 of this Plan, such committee (or subcommittee).

          (b) "Common Shares" shall mean the common shares, par value $1.00 per share, of the Corporation or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in
     Article IV of this Plan.

          (c) "Common Stock Account" shall mean the bookkeeping account established by the Corporation for each Participant under a Deferred Compensation Plan, in which a Participant may elect to have his or her Participant Deferrals credited in the form of Common Shares, and which shall reflect all Participant Deferrals, Corporate Contributions and dividends and other distributions, gains and losses credited in the form of Common Shares, in accordance with the terms of the applicable Deferred Compensation Plan.

          (d) "Corporate Contributions" shall mean the contribution amounts that an Employer has agreed, under the terms of the applicable Deferred Compensation Plan, to contribute on a bookkeeping basis to a Participant's Common Stock Account.

          (e) "Corporation" shall mean KeyCorp, an Ohio corporation, its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated.

          (f) "Deferred Compensation Plans" shall mean the Existing Plans and any other plan, agreement or program of the Corporation that is now or hereafter intended to provide Employees or Directors of the Corporation with the opportunity or obligation to make Participant Deferrals, but only if and to the extent that such plan (i) has been determined by the Board to be covered by this Plan as a Deferred Compensation Plan, (ii) has not been separately approved by the Corporation's shareholders, and (iii) is not a plan that is qualified under Section 401(a) of the Internal Revenue Code. Notwithstanding the foregoing, no plan other than an Existing Plan shall be considered a Deferred Compensation Plan if

     (A) it provides for Corporate Contributions to Directors or Officers in excess of 25% of their Participant Deferrals, unless such plan is an Excess Plan, or (B) it provides for Corporate Contributions in excess of 100% of any Participant Deferrals.

          (g) "Director" shall mean a member of the Board of Directors of the Corporation.

          (h) "Effective Date" shall mean the date on which this Plan becomes effective, which shall be the date the Plan is approved by the Corporation's shareholders.

          (i) "Employee" shall mean a common law employee who is employed by the Corporation.

          (j) "Excess Plan" shall mean a supplemental employee benefit plan that is operated in conjunction with a plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

          (k) "Employer" shall mean the Corporation and any of its subsidiaries that participate in a Deferred Compensation Plan.

          (l) "Existing Plans" shall mean the following plans, as in effect on the Effective Date, as the same may be amended thereafter from time to time: the KeyCorp Commissioned Deferred Compensation Plan, the KeyCorp Deferred Compensation Plan, the Amended and Restated Director Deferred Compensation Plan, the KeyCorp Automatic Deferral Plan, the KeyCorp Signing Bonus Plan, the McDonald Financial Group Deferral Plan and the KeyCorp Excess 401(k) Plan.

          (m) "Independent Director" shall mean a Director who is not an employee of the Corporation or a subsidiary of the Corporation and otherwise satisfies the applicable independence requirements set forth in the rules of the New York Stock Exchange.

          (n) "Officer" shall have the meaning set forth in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.

          (o) "Participant" shall mean (i) any Employee and any Director who meets the eligibility requirements of any of the Existing Plans and who has elected or is required to participate in such Existing Plan and (ii) any Employee and any Director who will, in the future, meet the eligibility requirements of any other Deferred Compensation Plan of the Corporation and who elects or is required to participate in such Deferred Compensation Plan.

          (p) "Participant Deferrals" shall mean the amount of a Participant's salary, bonuses (including signing and retention bonuses), retainers, commissions, fees, property, securities and other compensation earned by or awarded to the Participant, the time of payment or delivery of which the Participant has elected or been required to defer pursuant to a Deferred Compensation Plan. Notwithstanding anything to the contrary contained herein, Participant Deferrals shall be credited as Common Shares to a Participant's Common Stock Account based on a price not less than the fair market value of the Common Shares on the date of the crediting of such Participant Deferrals to the Common Stock Account. The determination of fair market value shall be as provided in the applicable Deferred Compensation Plan.

          (q) "Plan" shall mean this KeyCorp Deferred Equity Allocation Plan, as the same may be amended from time to time.

                                  ARTICLE III

                               SHARE LIMITATIONS

     Section 3.1 Shares Available Under the Plan. Subject to adjustment as provided in Section 3.4 and Article IV of this Plan, the number of Common Shares credited to Participants' Common Stock Accounts as Participant Deferrals and Corporate Contributions pursuant to the Deferred Compensation Plans shall not in the aggregate exceed the aggregate number of shares credited to Participants' Common Stock Accounts as of the Effective Date plus 15,000,000 Common Shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any shares delivered to Participants by a trust that is treated as a "grantor trust" within the meaning of Sections 671-679 of the Internal Revenue Code of 1986, as amended, shall be treated as delivered by the Corporation under this Plan.

     Section 3.2 Shares Available for Corporate Contributions. Subject to adjustment as provided in Section 3.4 and Article IV of this Plan, the number of Common Shares credited to Participants' Common Stock Accounts as Corporate Contributions after the Effective Date shall not exceed 7,000,000 Common Shares.

     Section 3.3 Shares Available for Dividends. Common Shares that may be credited and thereafter distributed as dividend equivalents shall not be subject to the limits set forth in Sections 3.1 and 3.2, except that if any shares are so allocated at a rate in excess of the actual dividend rates on the Common Shares, such excess shall be subject to the limits set forth in Sections 3.1 and
3.2 hereof, as applicable.

     Section 3.4 Forfeitures, Etc.; Payment in Cash. The number of shares available in Sections 3.1 and 3.2 above shall be adjusted to account for shares credited to the Common Stock Accounts of Participants that are forfeited, surrendered or relinquished to the Corporation, to provide for the payment of taxes or otherwise, paid or distributed to such Participants in the form of cash, or that are not distributed in the form of Common Shares for any other reason, as provided under the terms of the particular Deferred Compensation Plan. Upon forfeiture, surrender or relinquishment, or upon payment or distribution in cash, of Common Shares credited to a Common Stock Account, or upon any other distribution or settlement of Common Stock Accounts other than in the form of Common Shares, such Common Shares shall again be available to be credited to a Common Stock Account under any of the Deferred Compensation Plans and Sections 3.1 and 3.2 of this Plan, as applicable.

                                   ARTICLE IV

                                  ADJUSTMENTS

     The Board may make or provide for such adjustments in the number of Common Shares specified in Sections 3.1 and 3.2 hereof, and in the kind of shares covered by this Plan, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of rights that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

                                   ARTICLE V

                                 ADMINISTRATION

     Section 5.1 Administration of the Plan. This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or a subcommittee thereof) consisting of not less than three Independent Directors appointed by the Board. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee. As of the Effective Date, the Board delegates all of its authority under this Plan to its Compensation Committee.

     Section 5.2 Interpretation; Construction. The interpretation and construction by the Board of any provision of this Plan and any determination by the Board pursuant to any provision of this Plan shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

                                   ARTICLE VI

                                AMENDMENTS, ETC.

     Section 6.1 Amendments. The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation's authority to offer similar or dissimilar benefits under other plans without shareholder approval consistent with the rules of the New York Stock Exchange.

     Section 6.2 No Employment Rights. This Plan shall not confer upon any Participant any right with respect to continuation of employment or other service with the Corporation, nor shall it interfere in any way with any right the Corporation would otherwise have to terminate such Participant's employment or other service at any time. Notwithstanding this Plan, the provisions of the applicable Deferred Compensation Plan, including, without limitation, the terms relating to eligibility, participation, Participant Deferrals and deferral limits, Corporate Contributions, vesting and distribution, shall continue to apply to the Participants in such Deferred Compensation Plan.

     Section 6.3 Unfunded Plan. All Common Shares, dividends, earnings and any other gains and losses allocated to Participants' Common Stock Accounts remain the assets and property of the Corporation, which shall be subject to distribution to the Participant only in accordance with the terms of each respective Deferred Compensation Plan. Payments made under each respective Deferred Compensation Plan in accordance with the provisions of this Plan shall be made from the general assets of the Corporation, and Participants and their beneficiaries shall have the status of general unsecured creditors of the Corporation.

Nothing contained in this Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Corporation, or any other person. It is the intention of the Corporation and the Participants that all Deferred Compensation Plans covered by this Plan be unfunded for tax purposes and for purposes of Title I of Employee Retirement Income Security Act of 1974, as amended.

     Section 6.4 Governing Law. The Plan shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

     Section 6.5 Expenses. The expenses of administration of this Plan shall be paid by the Corporation.

                                                                      APPENDIX D

                     KEYCORP DIRECTORS' DEFERRED SHARE PLAN

                                   ARTICLE I

                                    PURPOSE

     The purpose of this KeyCorp Directors' Deferred Share Plan ("Plan") is to attract, retain and compensate highly qualified individuals to serve as Directors and to align the interests of Directors with the shareholders of the Corporation further and thereby promote the long-term success and growth of the Corporation.

                                   ARTICLE II

                                  DEFINITIONS

     For purposes of this Plan, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:

          (a) "Account": A bookkeeping account in which Deferred Shares shall be recorded and to which dividends may be credited in accordance with the Plan.

          (b) "Beneficiary" or "Beneficiaries": The person or persons designated by a Director in accordance with the Plan to receive payment of the Director's Account in the event of the death of the Director.

          (c) "Beneficiary Designation": An agreement in substantially the form adopted and modified from time to time by the Corporation pursuant to which a Director may designate a Beneficiary or Beneficiaries.

          (d) "Board": The Board of Directors of the Corporation.

          (e) "Change of Control": A Change of Control shall be deemed to have occurred if, under any rabbi trust arrangement maintained by the Corporation (the "Trust"), as such Trust may from time to time be amended or substituted, the Corporation is required to fund the Trust to secure the payment of any Deferred Shares because a "Change of Control," as defined in the Trust, has occurred on or after the effective date of the Plan.

          (f) "Change of Control Election": The meaning set forth in Section 4.6(a).

          (g) "Committee": The Nominating and Corporate Governance Committee of the Board or any successor committee designated by the Board.

          (h) "Common Shares": The Corporation's common shares, $1.00 par value per share. Common Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

          (i) "Common Shares Account": The meaning of such term as set forth in the Corporation's Director Deferred Compensation Plan.

          (j) "Corporation": KeyCorp or any successor or successors thereto.

          (k) "Deferral Period": The meaning set forth in Section 4.2.

          (l) "Deferred Shares": A right to receive Common Shares or the equivalent cash value thereof granted pursuant to Article III.

          (m) "Director": An individual duly elected or chosen as a Director of the Corporation who is not also an employee of the Corporation or any of its subsidiaries.

          (n) "Fair Market Value": The mean between the high and low sales price of the Common Shares as reported on the New York Stock Exchange for a day specified herein for which such fair market value is to be calculated, or if there was no sale of Common Shares so reported for such day, on the most recently preceding day on which there was such a sale, or if the Common Shares are not listed or admitted for trading on the New York Stock Exchange on the day as of which the determination is being made, the amount determined by the Board to be the Fair Market Value on that date.

          (o) "Plan": The Plan set forth in this instrument as it may from time to time be amended.

          (p) "Plan Year": The fiscal year of the Corporation.

          (q) "Retainer": The portion of a Director's annual cash compensation that is payable on a current basis without regard to the number of Board or committee meetings attended or committee positions.

          (r) "Settlement Date": The date on which the three-year Deferral Period ends, provided that the Director has not elected to transfer his or her Deferred Shares to his or her Common Shares Account under the Director Deferred Compensation Plan, as provided in Section 4.2(b).

                                  ARTICLE III

                          ANNUAL DEFERRED SHARE AWARDS

     Each Director shall receive, after the date of approval of the Plan by the Corporation's shareholders in 2003 and each Plan Year thereafter, an annual award of Deferred Shares. The number of Deferred Shares to be awarded shall be equal to a number of Common Shares having an aggregate Fair Market Value on the trading day before the date of the award equal to 200% of the Director's Retainer, unless a lesser number of Deferred Shares is determined by the Committee. To the extent that the application of any formula in computing the number of Deferred Shares to be granted would result in fractional shares of stock, the number of shares shall be rounded down to the nearest whole share. Unless the Committee from time to time determines another date for the annual award, such annual award shall be made on the third business day following the second quarter earnings release. At the time of making the annual award, the Committee shall determine, in its sole discretion, whether the Director's Account shall be distributed pursuant to Section 5.3 in the form of Common Shares (with fractional shares being rounded down to the nearest whole share), cash, or a combination of Common Shares and cash.

                                   ARTICLE IV

                              DIRECTORS' ACCOUNTS

     4.1 GRANT OF DEFERRED SHARES. All of a Director's Deferred Shares granted pursuant to Article III above shall be credited on a bookkeeping basis to the Director's Account. The number of Deferred Shares, which shall be credited to a Director's Account effective as of the day such Deferred Shares were awarded, shall be equal to the number of Deferred Shares granted pursuant to such award. Separate sub-accounts may be established to reflect on a bookkeeping basis all earnings, gains, or losses attributable to the Deferred Shares.

     4.2 DEFERRAL PERIOD.

          (a) Minimum Three-Year Deferral. Each grant of Deferred Shares shall be subject to a deferral period (a "Deferral Period") beginning on the date of crediting to the Director's Account and ending on the third anniversary of the date of grant of such Deferred Shares; provided, however, that the Deferral Period will end prior to the third anniversary of the date of grant (a) pursuant to a Director's Change of Control Election as provided in Section 4.6(a)(i); (b) if the Director dies or (c) the Director's service as a Director is terminated (unless the termination follows a Change of Control and the Director has elected in a Change of Control Election to receive his or her Account pursuant to Section 4.6(a)(iii)).

          (b) Directors' Option to Transfer the Deferred
     Shares. Notwithstanding Section 4.2(a), a Director may elect (prior to the Plan Year in which the three-year Deferral Period will end, but in all events at least six months prior to the date when the three-year Deferral Period will end) to transfer the Deferred Shares into the Director's Common Shares Account maintained under the Director Deferred Compensation Plan at the end of the three-year Deferral Period.

          (c) Deferral Election. Once a Director elects to transfer Deferred Shares into his or her Common Shares Account maintained under the Director Deferred Compensation Plan, this election will continue to be effective from Plan Year to Plan Year and Deferred Shares for which the three-year Deferral Period lapses following such election will also be transferred to his or her Common Shares Account. In order to be effective to revoke or modify this election with respect to Deferred Shares otherwise granted in a particular Plan Year, a revocation or modification must be delivered to the Corporation prior to the beginning of the Plan Year in which the minimum three-year Deferral Period will end, but in all events at least six months prior to the date when the three-year Deferral Period will end.

          (d) No Rights During Deferral Period. During the Deferral Period, the Director shall have no right to transfer any rights under his or her Deferred Shares and shall have no other rights of ownership therein.

     4.3 DIVIDEND EQUIVALENTS. A Director's Account will be credited, on the date of the Corporation's dividend payment, with that number of additional Deferred Shares (including fractional shares) equal to the amount of cash dividends paid by the Corporation on the number of Deferred Shares in the Director's Account divided by the Fair Market Value of one Common Share on that date. Such dividend equivalents, which shall likewise be credited with dividend equivalents, shall be deferred until the end of the Deferral Period for the Deferred Shares with respect to which the dividend equivalents were credited and, if the

Director has so elected, such dividend equivalents shall be transferred, along with the Deferred Shares, into the Director's Common Shares Account under the Director Deferred Compensation Plan.

     4.4 DEATH OF A DIRECTOR. Notwithstanding anything to the contrary contained in this Plan, in the event of the death of a Director, the three-year Deferral Period will be deemed to have ended, and the Settlement Date will be deemed to have occurred, on the date of the Director's death. The Director's Account shall be paid, as soon as practicable following the Settlement Date, to the Beneficiary or Beneficiaries designated on the Director's Beneficiary Designation or, if no such designation is in effect or no Beneficiary is then living, then to the Director's estate.

     4.5 SMALL PAYMENTS. Notwithstanding the foregoing, if the value of a Director's Account is less than $500, the amount of such Director's Account, at the discretion of the Corporation, may immediately be paid to the Director in cash or Common Shares.

     4.6 ACCELERATION.

          (a) Notwithstanding anything to the contrary contained in this Plan, upon the occurrence of a Change of Control, a Director shall be entitled to receive from the Corporation the payment of his or her Account in the manner selected as follows: Not later than the later of 30 calendar days after the effective date of this Plan, or 30 calendar days after the date a person first becomes a Director, a Director shall be entitled to make an election which will be applicable in the event of a Change of Control (the "Change of Control Election"). The Change of Control Election will be provide the following payment alternatives to a Director in the event of a Change of Control:

             (i) upon the occurrence of a Change of Control, the entire amount of the Director's Account will be immediately paid in full, regardless of whether the Director continues as a Director after the Change of Control;

             (ii) upon and after the occurrence of a Change of Control and in accordance with Section 4.2(a), the entire amount of the Director's Account will be immediately paid in full if and when the Director's service as a Director is terminated; or

             (iii) upon the occurrence of a Change of Control, the payment elections specified by the Director prior to the Change of Control shall govern irrespective of the Change of Control.

          (b) Notwithstanding anything to the contrary contained in this Plan, in the event of an unforeseeable emergency, as defined in section 1.457-2(h)(4) and (5) of the Income Tax Regulations, that is caused by an event beyond the control of the Director or Beneficiary and that would result in severe financial hardship to the individual if acceleration were not permitted, the Corporation may in its sole discretion accelerate the payment to the Director of the amount of his or her Account, but only up to the amount necessary to meet the emergency.

                                   ARTICLE V

                            DISTRIBUTION OF ACCOUNTS

     5.1 SETTLEMENT DATE. A Director, or in the event of such Director's death, his or her Beneficiary, shall be entitled to a distribution of such Director's Account, as provided in this Article V, following such Director's Settlement Date.

     5.2 AMOUNT TO BE DISTRIBUTED. The amount to which a Director, or in the event of such Director's death, his or her Beneficiary, is entitled in accordance with the following provisions of this Article V, shall be based on the Director's balance in his or her Account determined as of the Settlement Date.

     5.3 FORM OF DISTRIBUTION. As soon as practicable following the Settlement Date, the Corporation shall distribute or cause to be distributed, to the Director or, in the case of the death of the Director, his or her Beneficiary, the balance of the Director's Account. Distribution of a Director's Account shall be made in a lump sum in the form determined pursuant to Article III. If distribution of an Account is made in the form of Common Shares, the Corporation will provide procedures to facilitate the sale of such Common Shares following distribution upon the request of the Director. If distribution of an Account is made in cash, the amount distributed shall be equal to the Fair Market Value on the Settlement Date.

     5.4 FRACTIONAL SHARES. The Corporation will not be required to issue any fractional Common Share pursuant to this Plan.

     5.5 TRANSFER OF DEFERRED SHARES. If a Director has elected to transfer his or her Deferred Shares to his or her Common Shares Account under the Director Deferred Compensation Plan following the three-year Deferral Period, as provided in Section 4.2(b) above, such Deferred Shares shall be governed by, and distributed to the Director under, the terms of the Director Deferred Compensation Plan.

                                   ARTICLE VI

                            BENEFICIARY DESIGNATION

     6.1 BENEFICIARY DESIGNATION. Each Director shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Director's death prior to distribution of the Director's Account. Each Beneficiary Designation shall be in a written form prescribed by the Corporation and shall be effective only when filed with the Corporation during the Director's lifetime.

     6.2 CHANGING BENEFICIARY. Any Beneficiary Designation may be changed by the Director without the consent of the previously named Beneficiary by the Director's filing of a new Beneficiary Designation with the Corporation. The filing of a new Beneficiary Designation shall cancel all Beneficiary Designations previously filed by the Director.

                                  ARTICLE VII

                      SHARES SUBJECT TO PLAN; ADJUSTMENTS

     7.1 SHARES SUBJECT TO PLAN. Subject to adjustment as provided in this Plan, the total number of Common Shares which may be delivered to Directors upon distribution of their Accounts shall not in the aggregate exceed 500,000 Common Shares. Any Common Shares delivered to Directors by a trust that is treated as a "grantor trust" within the meaning of Sections 671-679 of the Internal Revenue Code of 1986, as amended, shall be treated as delivered by the Corporation under this Plan.

     7.2 FORFEITURES; ETC.; PAYMENT IN CASH. The number of Common Shares available under Section 7.1 shall be adjusted to account for shares credited to the Accounts that are forfeited, surrendered or relinquished to the Corporation, to provide for the payment of taxes or otherwise, paid or distributed to Directors or their Beneficiaries in the form of cash, or transferred to a Director's Common Shares Account pursuant to Section 4.2(b). Upon forfeiture, surrender or relinquishment, upon payment or distribution in cash, or upon transfer to a Director's Common Shares Account, of Common Shares credited to an Account, such Common Shares shall again be available for delivery upon distribution of an Account under this Plan.

     7.3 ADJUSTMENTS.

          (a) Adjustments. The Committee may make or provide for such adjustments in the (i) number of Common Shares covered by this Plan, (ii) number of Deferred Shares granted or credited to Accounts hereunder, and
     (ii) kind of shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Directors that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation of the Corporation or other distribution of assets, issuance of rights or warrants to purchase securities of the Corporation, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding grants or awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Committee may on or after the date of grant provide that the holder of the grant or award may elect to receive an equivalent grant or award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent grant or award.

          (b) Change of Control. Notwithstanding Section 8.2 hereof, in the event of a Change of Control as defined in accordance with Section 2.1(e) of the Plan, no amendment or modification of the Plan may be made at any time on or after such Change of Control (1) to reduce or modify a Director's Pre-Change of Control Account balance, or (2) to reduce or modify the Accounts' method of calculating earnings, gains, and/or losses on the Director's Pre-Change of Control Account balance. For purposes of this Section 7.3(b), the term "Pre-Change of Control Account Balance" shall mean, with regard to any Director, the aggregate amount of the Director's Deferred Shares with all earnings, gains, and losses thereon which are credited to the Director's Account through the close of the calendar year in which such Change of Control occurs.

                                  ARTICLE VIII

                   ADMINISTRATION, AMENDMENT AND TERMINATION

     8.1 ADMINISTRATION. The Plan shall be administered by the Corporation. The Corporation shall have such powers as may be necessary to discharge its duties hereunder. The Corporation may, from time to time, employ, appoint or delegate to an agent or agents (who may be an officer or officers of the Corporation) and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Corporation. No agent appointed by the Corporation to perform administrative duties hereunder shall be liable for any action taken or determination made in good faith. All elections, notices and directions under the Plan by a Director shall be made on such forms as the Corporation shall prescribe.

     8.2 AMENDMENT AND TERMINATION. The Committee may alter or amend this Plan from time to time or may terminate it in its entirety; provided, however, that no such action, except for an acceleration of benefits, shall, without the consent of a Director, impair the rights in any Deferred Shares issued or to be issued to such Director under the Plan; and further provided, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the principal exchange upon which the Common Shares are traded or quoted shall not be effective unless and until such approval has been obtained in compliance with such applicable law or rules. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation's authority to offer similar or dissimilar benefits through plans or other arrangements that are not subject to shareholder approval unless otherwise limited by applicable law or stock exchange rules.

                                   ARTICLE IX

                             FINANCING OF BENEFITS

     9.1 FINANCING OF BENEFITS. The Deferred Shares payable under the Plan to a Director or, in the event of his or her death, to his or her Beneficiary, shall be paid by the Corporation from its general assets, including treasury shares. The right to receive payment of the Deferred Shares represents an unfunded, unsecured obligation of the Corporation.

     9.2 SECURITY FOR BENEFITS. Notwithstanding the provisions of Section 9.1, nothing in this Plan shall preclude the Corporation from setting aside Common Shares or funds in a so-called "grantor trust" pursuant to one or more trust agreements between a trustee and the Corporation. However, no Director or Beneficiary shall have any secured interest or claim in any assets or property of the Corporation or any such trust and all Common Shares or funds contained in such trust shall remain subject to the claims of the Corporation's general creditors.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 GOVERNING LAW. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

     10.2 SHAREHOLDER APPROVAL. Notwithstanding the foregoing provisions of the Plan, no Common Shares shall be issued or transferred pursuant to the Plan before the date of the approval of this Plan by the Corporation's shareholders.

     10.3 MISCELLANEOUS. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof.

     10.4 NO RIGHT TO CONTINUE AS DIRECTOR. Neither the Plan, nor the granting of Deferred Shares nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that a Director has a right to continue as a Director for any period of time, or at any particular rate of compensation.

                                                                      APPENDIX E

                            KEYCORP AUDIT COMMITTEE

                POLICY STATEMENT ON INDEPENDENT AUDITING FIRM'S
                           SERVICES AND RELATED FEES

     The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.

     Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, and consents and assistance with and review of Securities Exchange Commission filings.

     Audit-related services include those services performed in the audits of the Corporation's employee benefit plans; issuance of internal control reports; due diligence related to mergers and acquisitions; and consultation concerning financial accounting and reporting standards. The nature of audit-related services is such that they do not compromise the audit firm's independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.

     Any audit-related, tax or other services not incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.

     Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by the Corporation's independent audit firm, and related fees, shall be reported to the Audit Committee not later than its first meeting following commencement of the services.

     The foregoing procedures apply to retention of the independent auditing firm for the Corporation and all consolidated affiliates. All services of any nature provided by the Corporation's independent auditing firm to entities affiliated with but unconsolidated by the Corporation, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

     This policy statement is based on four guiding principles: KeyCorp's independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; (4) be a promoter of KeyCorp's stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of prohibited services.

EXAMPLES OF SERVICES THAT MAY NOT BE PROVIDED TO KEYCORP BY ITS INDEPENDENT AUDITING FIRM

    Bookkeeping or other services related to the accounting records or financial statements

    Financial information systems design and development

    Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

    Actuarial services

    Internal audit outsourcing services

    Management functions including human resources searches

    Broker-dealer, investment advisor or investment banking services

    Legal services

    Expert services unrelated to the audit

    Any other service that the Public Company Accountability Oversight Board determines, by regulation, is impermissible

[KeyCorp Logo]


                                                                            +

                                                 000000  0000000000  0  0000

                                                 000000000.000 ext
                                                 000000000.000 ext
                                                 000000000.000 ext
         MR A SAMPLE                             000000000.000 ext
         DESIGNATION (IF ANY)                    000000000.000 ext
         ADD 1                                   000000000.000 ext
         ADD 2                                   000000000.000 ext
         ADD 3
         ADD 4                                   HOLDER ACCOUNT NUMBER
         ADD 5
         ADD 6                                   C 1234567890     JNT



                                                 [ ] Mark this box with an X
                                                     if you have made changes
                                                     to your name or
                                                     address details above.

-------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD                                PROXY ACCESS NUMBER:
-------------------------------------------------------------------------------

A  ELECTION OF DIRECTORS          PLEASE REFER TO THE REVERSE SIDE FOR INTERNET
                                  AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

                         FOR  WITHHOLD                          FOR  WITHHOLD

01 - William G. Bares     [ ]    [ ]     04 - Steven A. Minter  [ ]    [ ]

02 - Carol A. Cartwright  [ ]    [ ]     05 - Thomas C. Stevens [ ]    [ ]

03 - Henry S. Hemingway   [ ]    [ ]

B  ISSUES
The Board of Directors recommends a vote FOR Issues 2, 3, 4 and 5.
                                                  FOR   AGAINST  ABSTAIN

2. APPROVAL OF THE KEYCORP AMENDED AND
   RESTATED DISCOUNTED STOCK PURCHASE PLAN.       [ ]     [ ]      [ ]

3. APPROVAL OF THE KEYCORP DEFERRED
   EQUITY ALLOCATION PLAN.                        [ ]     [ ]      [ ]

4. APPROVAL OF THE KEYCORP DIRECTORS'
   DEFERRED SHARE PLAN.                           [ ]     [ ]      [ ]

5. RATIFICATION OF THE APPOINTMENT OF
   INDEPENDENT AUDITORS.                          [ ]     [ ]      [ ]

C AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees and FOR Issues 2, 3, 4 and 5.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power heretofore given by the signer to vote at the said meeting or any adjournment thereof.

Signature 1 - Please keep signature within the box    Signature 2 - Please keep signature within the box   Date (mm/dd/yyyy)

--------------------------------------------------    --------------------------------------------------   ----/----/----

                           1 U P X   H H H    P P P P    0015831             +

009NYB

-------------------------------------------------------------------------------
PROXY
-------------------------------------------------------------------------------
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
KEYCORP FOR THE ANNUAL MEETING ON MAY 22, 2003

The undersigned hereby constitutes and appoints Henry L. Meyer III, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 22, 2003, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1. Election of Directors: The nominees of the Board of Directors to the class whose term of office will expire in 2006 are: William G. Bares, Carol A. Cartwright, Henry S. Hemingway, Steven A. Minter, and Thomas C. Stevens.

2.   Approval of the KeyCorp Amended and Restated Discounted Stock Purchase
     Plan.

3.   Approval of the KeyCorp Deferred Equity Allocation Plan.

4.   Approval of the KeyCorp Directors'Deferred Share Plan.

5.   Ratification of the appointment of independent auditors.


                                                                SEE REVERSE SIDE

INTERNET AND TELEPHONE VOTING INSTRUCTIONS

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET
QUICK - EASY - IMMEDIATE - AVAILABLE 24 HOURS A DAY - 7 DAYS A WEEK


[PHONE LOGO]  TO VOTE USING THE TELEPHONE (WITHIN U.S. AND CANADA)        [MOUSE LOGO]  TO VOTE USING THE INTERNET

- Call toll free 1-866-416-8386 in the United States or Canada any        - Go to the following web site:
  time on a touch tone telephone. There is NO CHARGE to you for the         WWW.COMPUTERSHARE.COM/US/PROXY
  call.

- Enter the HOLDER ACCOUNT NUMBER (EXCLUDING THE LETTER "C") and          - Enter the information requested on your computer
  PROXY ACCESS NUMBER located on the reverse side.                          screen and follow the simple instructions.

- Follow the simple record instructions.

  Option 1: To vote as the Board of Directors recommends on ALL proposals: Press 1.

            When asked, please confirm your vote by pressing 1.

  Option 2: If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY
CARD.

PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET MUST BE RECEIVED BY 12:00
MIDNIGHT, CENTRAL TIME, ON MAY 21, 2003.

THANK YOU FOR VOTING


        009NZC

[KeyCorp Logo]


                                                                            +

                                                 000000  0000000000  0  0000
                                                 000000000.000 ext
                                                 000000000.000 ext
                                                 000000000.000 ext
          MR A SAMPLE                            000000000.000 ext
          DESIGNATION (IF ANY)                   000000000.000 ext
          ADD 1                                  000000000.000 ext
          ADD 2                                  000000000.000 ext
          ADD 3
          ADD 4                                  HOLDER ACCOUNT NUMBER
          ADD 5
          ADD 6                                  C 1234567890     JNT


                                                 [ ] Mark this box with an X
                                                     if you have made changes
                                                     to your name or
                                                     address details above.

-------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
-------------------------------------------------------------------------------


A  ELECTION OF DIRECTORS

1. The Board of Directors recommends a vote FOR the listed nominees.

                        FOR  WITHHOLD                         FOR  WITHHOLD

01 - William G. Bares    [ ]    [ ]     04 - Steven A. Minter  [ ]    [ ]

02 - Carol A. Cartwright [ ]    [ ]     05 - Thomas C. Stevens [ ]    [ ]

03 - Henry S. Hemingway


B ISSUES

The Board of Directors recommends a vote FOR Issues 2, 3, 4 and 5.

                                                      FOR   AGAINST  ABSTAIN

2. APPROVAL OF THE KEYCORP AMENDED AND
   RESTATED DISCOUNTED STOCK PURCHASE PLAN.           [ ]     [ ]      [ ]

3. APPROVAL OF THE KEYCORP DEFERRED
   EQUITY ALLOCATION PLAN.                            [ ]     [ ]      [ ]

4. APPROVALOF THE KEYCORP DIRECTORS'
   DEFERRED SHARE PLAN.                               [ ]     [ ]      [ ]

5. RATIFICATION OF THE APPOINTMENT OF
   INDEPENDENT AUDITORS.                              [ ]     [ ]      [ ]


C AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR
  INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees and FOR Issues 2, 3, 4 and 5.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power heretofore given by the signer to vote at the said meeting or any adjournment thereof.

Signature 1 - Please keep signature within the box    Signature 2 - Please keep signature within the box   Date (mm/dd/yyyy)

--------------------------------------------------    --------------------------------------------------   ----/----/----

                     1 U P X   H H H    P P P P    0015832                  +

                     009O1B

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
KEYCORP FOR THE ANNUAL MEETING ON MAY 22, 2003

The undersigned hereby constitutes and appoints Henry L. Meyer III, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the AnnualMeeting of Shareholders of KeyCorp to be held on May 22, 2003, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1. Election of Directors: The nominees of the Board of Directors to the class whose term of office will expire in 2006 are: William G. Bares, Carol A. Cartwright, Henry S. Hemingway, Steven A. Minter, and Thomas C. Stevens.

2.   Approval of the KeyCorp Amended and Restated Discounted Stock Purchase
     Plan.

3.   Approval of the KeyCorp Deferred Equity Allocation Plan.

4.   Approval of the KeyCorp Directors'Deferred Share Plan.

5.   Ratification of the appointment of independent auditors.


                                                                SEE REVERSE SIDE

                   009O3C